Exhibit 10.34

EXECUTION VERSION

ASSET PURCHASE AGREEMENT

among

KMG-BERNUTH, INC.,

as Seller

KMG CHEMICALS, INC.,

as Parent

and

KOPPERS INC.

as Purchaser

Dated as of January 16, 2015

i

5.10	Intellectual Property	21
5.11	Material Contracts	22
5.12	Labor and Employee Benefit Matters	24
5.13	Litigation	25
5.14	Compliance with Laws; Permits	25
5.15	Environmental Matters	26
5.16	Insurance	27
5.17	Financial Advisors	27
5.18	Customers and Suppliers	27
5.19	Inventory	28
5.20	Solvency	28
5.21	Affiliate Transactions; Shared Services	28
5.22	No Contemplated Transactions	28
ARTICLE VI REPRESENTATIONS AND WARRANTIES OF PARENT		28
6.1	Organization and Good Standing	29
6.2	Authorization of Agreement	29
6.3	Conflicts; Consents of Third Parties	29
6.4	Litigation	29
6.5	Financial Advisors	30
ARTICLE VII REPRESENTATIONS AND WARRANTIES OF PURCHASER		30
7.1	Organization and Good Standing	30
7.2	Authorization of Agreement	30
7.3	Conflicts; Consents of Third Parties	30
7.4	Litigation	31
7.5	Financial Advisors	31
ARTICLE VIII COVENANTS		31
8.1	Access to Information	31
8.2	Conduct of the Business Pending the Closing	31
8.3	Consents	33
8.4	Governmental Consents and Approvals	34
8.5	Further Assurances	34
8.6	Publicity	35
8.7	Use of Name	35
8.8	Restrictive Covenants	35

8.9	Termination of Affiliate Services	38
8.10	Customer and Other Business Relationships	38
8.11	Risk of Loss; Insurance	38
8.12	Notification	38
8.13	Creosote Council Resignation and Termination of Creosote Product Registrations	38
ARTICLE IX EMPLOYEES AND EMPLOYEE BENEFITS		38
9.1	Employment	38
ARTICLE X CONDITIONS TO CLOSING		39
10.1	Conditions Precedent to Obligations of Purchaser	39
10.2	Conditions Precedent to Obligations of Seller	41
ARTICLE XI INDEMNIFICATION		42
11.1	Survival of Representations and Warranties	42
11.2	Indemnification	42
11.3	Indemnification Procedures.	43
11.4	Limitations on Indemnification for Breaches or Inaccuracies of Representations and Warranties	45
11.5	Tax Treatment of Indemnity Payments	45
11.6	Sole Remedy	45
ARTICLE XII TAXES		46
12.1	Prorations	46
12.2	Cooperation on Tax Matters	46
ARTICLE XIII MISCELLANEOUS		46
13.1	Expenses	46
13.2	Consent to Service of Process	47
13.3	Entire Agreement; Amendments and Waivers	47
13.4	Governing Law	47
13.5	Notices	47
13.6	Severability	48
13.7	Binding Effect; Assignment	48
13.8	Counterparts	48

Exhibits

ABill of Sale

BAssignment and Assumption Agreement

CTransition Services Agreement

DRelease

ASSET PURCHASE AGREEMENT

This ASSET PURCHASE AGREEMENT (the “Agreement”) dated as of January 16, 2015, is being entered into by and among Koppers Inc., a Pennsylvania corporation (“Purchaser”), KMG-Bernuth, Inc., a Delaware corporation (“Seller”), and KMG Chemicals, Inc., a Texas corporation (“Parent”).

W I T N E S S E T H:

WHEREAS, Seller presently conducts the Business; and

WHEREAS, Parent owns all of the outstanding capital stock of Seller;

WHEREAS, in addition to the Business, Seller owns and operates a separate and identifiable pentachlorophenol sales and distribution business; and

WHEREAS, Seller desires to sell, transfer and assign to Purchaser, and Purchaser desires to acquire and assume from Seller, all of the Purchased Assets and Assumed Liabilities, all as more specifically provided herein;

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements hereinafter contained, the parties hereby agree as follows:

Article I

DEFINITIONS

1.1Certain Definitions.  For purposes of this Agreement, the following terms shall have the meanings specified in this Section 1.1:

“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person, and the term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by contract or otherwise.

“Affiliated Group” means any affiliated group within the meaning of Section 1504 of the Code or any comparable or analogous group under applicable Law.

“Avondale Agreement” means the Agreement of General Conditions and Schedule, dated as of January 31, 2009, by and between International-Matex Tank Terminals and Seller, as amended.

“Avondale Facility” means the tank farm utilized by Seller pursuant to the Avondale Agreement.

“Business” means Seller’s creosote sales and distribution business, which purchases creosote and coal-tar distillate and sells creosote to industrial customers who use creosote to pressure treat wood to extend its useful life, primarily utility poles and railroad crossties, and which is a separate and identifiable business of Seller.  “Business” shall not include Seller’s pentachlorophenol (or “penta”) business.

“Business Day” means any day of the year other than a Saturday or Sunday or any day on which the Federal Reserve Bank of New York is closed.

“CERCLA” means the Comprehensive Environmental Response Compensation and Liability Act, as amended.

“Code” means the Internal Revenue Code of 1986, as amended.

“Confidential Information” means any trade secret or confidential proprietary information with respect to the Purchased Assets, including, without limitation, methods of operation, products, inventions, know-how, marketing methods, sales plans and strategies, suppliers, competitors, markets, market surveys, techniques, research, development, production processes, finances, technical data, policies, strategies, designs, formulas, developmental or experimental work, improvements, discoveries, plans for research or future developments, database schemas or tables, development tools or techniques, training manuals, marketing, distribution and installation plans, processes and strategies, methodologies, business plans, budgets, financial information and data, customer and client information, prices and pricing strategies, costs, fees, customer and client lists and profiles, employee, customer and client nonpublic personal information, supplier lists, business records, audit processes, management methods and information, reports, recommendations and conclusions or other specialized information or proprietary matters.  “Confidential Information” does not include, and there shall be no obligation hereunder with respect to, information that (i) is generally available to the public on the date of this Agreement or (ii) becomes generally available to the public other than as a result of a disclosure not otherwise permissible hereunder.

“Contract” means any contract, agreement, indenture, note, bond, mortgage, loan, instrument, lease, license, commitment or other arrangement, understanding, undertaking, commitment or obligation, whether written or oral.

“Documents” means all files, documents, instruments, papers, books, reports, records, tapes, microfilms, photographs, letters, budgets, forecasts, ledgers, journals, title policies, lists of past, present or prospective customers, supplier lists, regulatory filings, operating data and plans, technical documentation (design specifications, functional requirements, operating instructions, logic manuals, flow charts, etc.), user documentation (installation guides, user manuals, training materials, release notes, working papers, etc.), marketing documentation (sales brochures, flyers, pamphlets, web pages, etc.), and other similar materials related to the Business and the Purchased Assets, in each case whether or not in electronic form.

“Employee” means all individuals (including common law employees, independent contractors and individual consultants) who are currently employed or engaged by Seller in connection with the Business, together with individuals who are hired in respect of the Business after the date hereof.  The Employees as of the date hereof shall be listed on Schedule 9.1(a), which shall be updated pursuant to this Agreement.

“Environmental Law” means any Law as now in effect relating to protection of human health from exposure to pollutants or contaminants in the environment, the environment or natural resources, including, but not limited to those Laws relating to (i) the discharge or emission of pollutants or contaminants to land, water or air, (ii) the generation, storage, handling, processing, transportation, management or disposal of waste, including hazardous waste, (iii) the storage, handling, use, transportation or management of hazardous, toxic or flammable materials or substances, or (iv) the Release, reporting, discharge, investigation, or remediation of pollution, contamination, hazardous, toxic or flammable materials or substances, or waste.

“Environmental Permit” means any Permit required by Environmental Laws for the operation of the Business.

“Furniture and Equipment” means all furniture, fixtures, furnishings, machinery, tools, equipment, vehicles, rolling stock, leasehold improvements, and other tangible personal property of every kind owned, leased or used by Seller both for general business purposes (including the conduct of Seller’s penta business) and in the conduct of the Business (wherever located, including customer locations), including all artwork, desks, chairs, tables, Hardware, copiers, telephone lines and numbers, fax machines and other telecommunication equipment, cubicles and miscellaneous office furnishings and supplies, together with any maintenance records and other documents relating thereto.

“Governmental Body” means any government or governmental or regulatory body thereof, or political subdivision thereof, whether federal, state, local or foreign, or any agency, instrumentality or authority thereof, or any court or arbitrator (public or private) or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of Law).

“Hardware” means any and all computer and computer-related hardware, including, but not limited to, computers, file servers, facsimile servers, scanners, color printers, laser printers and networks.

“Hazardous Material” means any (i) hazardous substance as defined by any Environmental Law; (ii) any petroleum or petroleum product, oil or waste, oil, natural gas, natural gas liquids, liquefied natural gas, or synthetic gas; (iii) any asbestos or polychlorinated biphenyls; (iv) any hazardous material, toxic substance, toxic pollutant, solid waste, hazardous waste, flammable material, radioactive material, pollutant or contaminant as those words are used or defined under Environmental Law; and (v) any other chemical, material, or substance exposure to which or whose discharge, emission, disposal or Release is prohibited, limited or regulated under Environmental Law.

“Intellectual Property” means all right, title and interest in or relating to intellectual property, whether protected, created or arising under the laws of the United States or any other jurisdiction, including: (i) patents and applications therefor, including continuations, divisionals, and continuations-in-part thereof and patents issuing thereon, along with all reissues, reexaminations and extensions thereof (collectively, “Patents”); (ii) trademarks, service marks, trade names, service names, brand names, trade dress rights, corporate names, trade styles, logos and other source or business identifiers and general intangibles of a like nature, together with the goodwill associated with any of the foregoing, along with all applications, registrations, renewals and extensions thereof (collectively, “Marks”); (iii) Internet domain names; (iv) copyrights and mask work, database and design rights, whether or not registered or published, all registrations and recordations thereof and all applications in connection therewith, along with all reversions, extensions and renewals thereof (collectively, “Copyrights”); (iv) trade secrets and other proprietary Confidential Information (“Trade Secrets”); (v) other intellectual property rights arising from or relating to Technology, and (vi) Contracts granting any right relating to or under the foregoing.

“Intellectual Property Licenses” means (i) any grant by Seller to another Person of any right relating to or under the Purchased Intellectual Property and (ii) any grant by another Person to Seller of any right relating to or under any third Person’s Intellectual Property.

“IRS” means the United States Internal Revenue Service and, to the extent relevant, the United States Department of Treasury.

“Knowledge of Parent” or any other similar knowledge qualification, means the knowledge, after due inquiry, of the executive officers of Parent.

“Knowledge of Purchaser” or any other similar knowledge qualification, means the knowledge, after due inquiry, of the executive officers of Purchaser.

“Knowledge of Seller” or any other similar knowledge qualification, means, except as otherwise expressly provided in Section 5.15, the knowledge, after due inquiry, of (a) the executive officers of each of Parent and Seller, (b) each of Roger Jackson, Mike Hoffman, Christopher Fraser, and James Hardeman, and (c)

solely with respect to Section 5.15, “due inquiry” includes making reasonable inquiry of employees of Seller and Parent who have responsibility for the items covered by the representations set forth in Section 5.15.

“Law” means any foreign, federal, state or local law, statute, code, ordinance, rule, regulation, Order or other requirement.

“Legal Proceeding” means any judicial, administrative or arbitral action, suit, written demand, audit, written notice of violation, litigation, citation, mediation, investigation, inquiry, proceeding or claim (including any counterclaim) by or before a Governmental Body.

“Liability” means any debt, loss, damage, adverse claim, fine, penalty, liability or obligation (whether direct or indirect, known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, matured or unmatured, determined or determinable, disputed or undisputed, liquidated or unliquidated, or due or to become due, and whether in contract, tort, strict liability or otherwise), and including all costs and expenses relating thereto (including all fees, disbursements and expenses of legal counsel, experts, engineers and consultants and costs of investigation).

“Lien” means any lien, encumbrance, pledge, mortgage, deed of trust, security interest, claim, lease, charge, option, right of first refusal, easement, servitude, proxy, voting trust or agreement, transfer restriction under any equity holder or similar agreement, encumbrance or any other restriction or limitation whatsoever, including any Contract granting any of the foregoing.

“Order” means any order, injunction, judgment, doctrine, decree, ruling, writ, assessment or arbitration award of a Governmental Body.

“Ordinary Course of Business” means the ordinary and usual course of normal day-to-day operations of the Business, as conducted by Seller, through the date hereof consistent with past practice.

“Permits” means any approvals, authorizations, consents, licenses, product registrations, product labels, variances, permits or certificates approved by, granted by, or obtained from a Governmental Body, and applications therefor and renewals thereof.

“Permitted Exceptions” means (i) statutory Liens for current Taxes, assessments or other governmental charges not yet due and payable or the amount or validity of which is being contested in good faith by appropriate proceedings; (ii) mechanics’, carriers’, workers’ and repairers’ Liens arising or incurred in the Ordinary Course of Business that are not material to the business, operations and financial condition of the Purchased Assets so encumbered and that are not resulting from a breach, default or violation by Seller of any Contract or Law; and (iii) zoning, entitlement and other land use and environmental regulations by any Governmental Body, provided, that such regulations have not been violated.

“Person” means any individual, corporation, limited liability company, partnership, firm, joint venture, association, joint-stock company, trust, unincorporated organization, Governmental Body or other entity.

“Purchased Contracts” means all Material Contracts listed on Schedule 5.11(a) (except to the extent identified as an Excluded Contract on Schedule 2.2(d)), including open purchase orders for customers of the Business for which goods are not shipped as of the Closing Date.

“Purchased Intellectual Property” means all Intellectual Property owned by Seller primarily relating to, or used or held for use in connection with, the Business.

“Purchased Technology” means all Technology owned by Seller primarily relating to, or used or held for use in connection with, the Business.

“Release” means any release, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, abandonment, disposing or allowing to escape or migrate into or through the environment.

“Software” means any and all (i) computer programs, including any and all software implementations of algorithms, models and methodologies, whether in source code or object code; (ii) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise; (iii) descriptions, flow-charts and other work product used to design, plan, organize and develop any of the foregoing, screens, user interfaces, report formats, firmware, development tools, templates, menus, buttons and icons; and (iv) all documentation, including user manuals and other training documentation related to any of the foregoing.

“Tax” or “Taxes” means (i) any federal, state, local or foreign taxes, charges, fees, imposts, levies or other assessments, including all net income, gross receipts, capital, sales, use, ad valorem, value added, transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, occupation, property and estimated taxes, customs duties, fees, assessments and similar charges imposed by the IRS or any other Taxing Authority; (ii) any interest, penalties, fines, additions to tax or additional amounts imposed by any Taxing Authority in connection with any item described in clause (i); and (iii) any Liability in respect of any items described in clauses (i) or (ii) payable by reason of Contract, assumption, transferee liability, operation of law, Treasury Regulation Section 1.1502-6(a) (or any predecessor or successor thereof or any analogous or similar provision of Law) or otherwise.

“Taxing Authority” means the IRS and any other Governmental Body responsible for the administration of any Tax.

“Tax Return” means any return, report or statement required to be filed with respect to any Tax (including any elections, declarations, schedules or attachments thereto, and any amendment thereof), including any information return, claim for refund, amended return or declaration of estimated Tax, and including, where permitted or required, combined, consolidated or unitary returns for any group of entities that includes Seller, or any of its Affiliates.

“Technology” means, collectively, Software, information, designs, source code, formulae, algorithms, procedures, methods, techniques, ideas, know-how, research and development, technical data, tools, specifications, processes, inventions (whether patentable or unpatentable and whether or not reduced to practice), apparatus, creations, improvements, works of authorship and other similar materials, and all recordings, graphs, drawings, reports, analyses, and other writings and registered domain names, website pages and other website development, and other tangible embodiments of the foregoing, in any form whether or not specifically listed herein, and all related technology.

“Transactions” means the purchase and sale of the Purchased Assets and the other transactions contemplated by this Agreement.

“Transaction Expenses” means all of the fees and expenses of Seller payable in connection with the Transactions, including fees and expenses of counsel, advisors, brokers, investment banks, accountants, actuaries and experts engaged by or on behalf of Seller.

“Treasury Regulations” means the regulations promulgated under the Code.

“WARN” means the federal Worker Adjustment and Retraining Notification Act of 1988, and similar state, local and foreign laws related to plant closings, relocations, mass layoffs and employment losses.

1.2Terms Defined Elsewhere in this Agreement.  For purposes of this Agreement, the following terms have meanings set forth in the sections indicated:

Term	Section
Acquiring Company	8.8(b)
Agreement	Introductory Paragraph
Assumed Liabilities	2.3
Balance Sheet Date	5.4(a)
Cap	11.4(b)
Closing	4.1
Closing Date	4.1
Closing Creosote Inventory	3.3(c)
Closing Creosote Inventory Items List	3.3(c)
Closing Inventory	3.3(a)
Competing Business	8.8(a)
Competing Company	8.8(c)
Confidentiality Agreement	8.1
Copyrights	1.1 (in definition of Intellectual Property)
Creosote Inventory	3.3(a)
Creosote Inventory Items List	3.3(a)
Deductible	11.4(a)
Estimated Creosote Inventory	3.3(a)
Excluded Assets	2.2
Excluded Contract	2.2(d)
Excluded Liabilities	2.4
Financial Statements	5.4(a)
FIRPTA Affidavit	10.1(e)
Fundamental Representations	11.1
Independent Accounting Firm	2.6
Inventory	2.1(a)
Loss	11.2(a)
Marks	1.1 (in definition of Intellectual Property)
Material Contracts	5.11(a)
Minimum Loss	11.4(a)
Negotiation Period	8.8(d)
Parent	Introductory Paragraph
Parent Documents	6.2
Patents	1.1 (in definition of Intellectual Property)
Personal Property Leases	5.9(a)
Purchase Price	3.1
Purchased Assets	2.1
Purchaser	Introductory Paragraph
Purchaser Documents	7.2
Purchaser Indemnified Parties	11.2(a)
Release	10.1(i)
Retained Receivables	2.2(c)
Restricted Period	8.8(a)
Required Consents	8.3
Required Governmental Consents	8.4

Term	Section
Seller	Introductory Paragraph
Seller Documents	5.2
Seller Indemnified Parties	11.2(b)
Seller Marks	8.7
Seller Permits	5.14(b)
Seller Welfare Plan	5.12(d)
Specified Matter	Schedule 2.2(j)
Specified Party	Schedule 2.2(j)
Survival Period	11.1
Third Party Claim	11.3(b)
Total Consideration	3.1
Transferrable Permits	2.1(h)
Trade Secrets	1.1 (in definition of Intellectual Property)
Transition Services Agreement	10.1(h)

1.3Other Definitional and Interpretive Matters.

(a)Unless otherwise expressly provided, for purposes of this Agreement, the following rules of interpretation shall apply:

Calculation of Time Period.  When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded.  If the last day of such period is a non-Business Day, the period in question shall end on the next succeeding Business Day.

Dollars.  Any reference in this Agreement to $ shall mean U.S. dollars.

Exhibits/Schedules.  The Exhibits and Schedules to this Agreement are hereby incorporated and made a part hereof and are an integral part of this Agreement.  All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein.  Any capitalized terms used in any Schedule or Exhibit but not otherwise defined therein shall be defined as set forth in this Agreement.

Gender and Number.  Any reference in this Agreement to gender shall include all genders, and words imparting the singular number only shall include the plural and vice versa.

Headings.  The provision of a Table of Contents, the division of this Agreement into Articles, Sections and other subdivisions and the insertion of headings are for convenience of reference only and shall not affect or be utilized in construing or interpreting this Agreement.  All references in this Agreement to any “Section” are to the corresponding Section of this Agreement unless otherwise specified.

Herein.  The words such as “herein,” “hereinafter,” “hereof,” and “hereunder” refer to this Agreement as a whole and not merely to a subdivision in which such words appear unless the context otherwise requires.

Including.  The word “including” or any variation thereof means “including, without limitation” and shall not be construed to limit any general statement that it follows to the specific or similar items or matters immediately following it.

(b)The parties hereto have participated jointly in the negotiation and drafting of this Agreement and the other documents contemplated by the Transactions and, in the event an ambiguity or question of intent or interpretation arises, this Agreement and the other documents contemplated by the Transactions shall be construed as jointly drafted by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement or any provision of the other documents contemplated by the Transactions.

Article II

PURCHASE AND SALE OF PURCHASED ASSETS; ASSUMPTION OF ASSUMED LIABILITIES

2.1Purchase and Sale of Assets.  On the terms and subject to the conditions set forth in this Agreement, at the Closing, Purchaser shall purchase, acquire and accept from Seller, and Seller shall sell, transfer, assign, convey and deliver to Purchaser all of Seller’s right, title and interest in, to and under the Purchased Assets, free and clear of all Liens except for Permitted Exceptions.  The “Purchased Assets” shall mean the entire operating assets of the Business, including all of the business, assets, properties, contractual rights, goodwill, going concern value, rights and claims of Seller primarily relating to, or used or held for use in connection with, the Business, wherever situated and of whatever kind and nature, real or personal, tangible or intangible, whether or not reflected on the books and records of Seller (other than the Excluded Assets), including each of the following assets to the extent primarily relating to, or used or held for use in connection with, the Business:

(a)all inventory and supplies, including raw materials, work in progress, finished goods, manufacturing supplies, spare parts, packaging and related materials (the “Inventory”);

(b)all accounts receivable arising from the conduct of the Business after the Closing Date, including accounts receivable arising out of or relating to open purchase orders issued under a Purchased Contract for which goods are not shipped as of the Closing Date;

(c)the metering pump at the Avondale Facility and the other items listed on Schedule 2.1(c), including equipment that is leased pursuant to a Purchased Contract;

(d)the Purchased Intellectual Property and the Purchased Technology;

(e)all rights of Seller under the Purchased Contracts, including the Avondale Agreement and railcar lease agreements;

(f)all advanced payments, deposits, prepaid items, claims, rights of setoff, and credits relating to the Purchased Contracts, except to the extent prorated as set forth in Section 2.7;

(g)all Documents, including Documents relating to products, services, marketing, advertising, promotional materials, Purchased Intellectual Property, Purchased Technology, personnel files for Employees hired by Purchaser (to the extent permitted by applicable Law) and all files, customer files and documents (including credit information), supplier lists, records, literature and correspondence;

(h)all Seller Permits and all pending applications therefor or renewals thereof and all rights, and incidents of interest therein to the extent transferable under applicable Law, including all creosote product labels and registrations and any data compensation rights under 40 C.F.R. § 152.98 and 152.135(f) in relation to creosote (the “Transferrable Permits”);

(i)all rights of Seller under non-disclosure or confidentiality, non-compete, non-solicitation agreements, assignment agreements or similar agreements with Employees and agents of Seller or with third parties to the extent relating to the Business or the Purchased Assets (or any portion thereof);

(j)all rights of Seller under or pursuant to all warranties, representations and guarantees made by suppliers, manufacturers and contractors to the extent relating to products sold or services provided to Seller with respect to any Purchased Assets;

(k)all goodwill and other intangible assets associated with the Business, including the goodwill associated with the Purchased Intellectual Property; and

(l)except to the extent relating to any Excluded Asset or any Excluded Liability, all claims, counterclaims, causes of action, rights of recourse of Seller against third parties (other than the matters discussed in Section 2.2(j)), whether choate or inchoate, known or unknown, contingent or non-contingent to the extent relating to any Purchased Asset, Purchased Contract or Assumed Liability.

2.2Excluded Assets.  Nothing herein contained shall be deemed to sell, transfer, assign or convey the Excluded Assets to Purchaser, and Seller shall retain all right, title and interest to, in and under the Excluded Assets.  The “Excluded Assets” shall mean each of the following assets:

(a)cash and all bank accounts used by Seller in connection with the Business;

(b)all Furniture and Equipment other than the metering pump located at the Avondale Facility, equipment that is leased pursuant to a Purchased Contract, and those other items listed on Schedule 2.1(c);

(c)all accounts receivable of Seller arising from the conduct of the Business prior to the Closing Date, including accounts receivable of Seller arising out of or relating to open purchase orders issued under a Purchased Contract for which goods are shipped as of the Closing Date (the “Retained Receivables”);

(d)the Contracts set forth on Schedule 2.2(d) (the “Excluded Contracts”);

(e)all minute books, organizational documents, stock registers and such other books and records of Seller as they pertain to the ownership, organization or existence of Seller and duplicate copies of such records as are necessary to enable Seller to file tax returns and reports;

(f)all amounts deposited in and the assets of all Seller Welfare Plans;

(g)the Seller Marks;

(h)all claims, counterclaims, causes of action, rights or recourse of Seller against third parties, whether choate or inchoate, known or unknown, contingent or non-contingent to the extent relating to any Excluded Asset or any Excluded Liability, including any such items arising under any guaranties, warranties, indemnities and similar provisions in favor of Seller or its Affiliates;

(i)Tax credits, refunds and similar items; and

(j)any claims Seller has against the Specified Party under the Specified Matter described on Schedule 2.2(j).

2.3Assumption of Liabilities.  On the terms and subject to the conditions set forth in this Agreement, at the Closing, Purchaser shall assume, effective as of the Closing, only the following specified liabilities of Seller (collectively, the “Assumed Liabilities”):

(a)all Liabilities of Seller under the Purchased Contracts that arise after the Closing Date (excluding Liabilities for breach or non-performance or for indemnification or other Liabilities under the

Purchased Contracts for acts, omissions, or events occurring prior to the Closing Date, all of which shall be retained by Seller); and

(b)all Liabilities to the extent arising out of or otherwise related to the ownership or operation by Purchaser of the Business after the Closing Date; and

(c)all Liabilities assumed by Purchaser under Article IX.

2.4Excluded Liabilities.  Notwithstanding any provision herein to the contrary, Purchaser shall not assume, succeed to, be liable for, be subject to, or be obligated for, nor shall the Purchased Assets be subject to, any Excluded Liabilities.  “Excluded Liabilities” shall mean all Liabilities of Seller arising out of, relating to or otherwise in respect of the Business on or before the Closing Date and all other Liabilities of Seller other than the Assumed Liabilities, including but not limited to, the following Excluded Liabilities:

(a)all Liabilities in respect of any products sold or services performed by Seller, including Liabilities arising out of or otherwise related to any representation, warranty, agreement or guaranty made by Seller on or before the Closing Date;

(b)all Liabilities, to the extent arising out of or otherwise related to the ownership or operation by Seller of (i) the Business on or prior to the Closing Date or (ii) the Excluded Assets or any real property formerly owned, operated, leased or otherwise used by Seller;

(c)all Liabilities to the extent arising out of or otherwise related to (i) the transportation, storage, disposal, treatment or recycling of Hazardous Material by or on behalf of Seller or in connection with the Business prior to and through the Closing Date, including, but not limited to, any Liabilities relating to the abandoned Railcar Solutions site in Madison, IL and the Newtown Creek site in New York, NY, (ii) the Release of Hazardous Material in connection with the Business prior to and through the Closing Date, or (iii) Seller’s failure to comply with any Environmental Law applicable to the Business prior to and through the Closing Date;

(d)any claims the Specified Party has against Seller or Purchaser or their respective Affiliates arising out of the Specified Matter;

(e)all Liabilities arising out of, relating to or with respect to (i) the employment or performance of services, or termination of employment or services by Seller or any of its Affiliates of any individual on or before the Closing Date, including under any employment, severance, retention or termination agreement; (ii) workers’ compensation claims against Seller that relate to the period on or before the Closing Date, irrespective of whether such claims are made prior to or after the Closing; (iii) any Seller Welfare Plan; (iv) any obligation to indemnify, reimburse, or advance amounts to any officer, director, employee, or agent of Seller; or (v) WARN resulting from employment losses as a result of the Transactions;

(f)all Liabilities of Seller to Parent or any Affiliate of Seller or Parent;

(g)all Liabilities arising out of, under or in connection with any indebtedness or any Transaction Expenses of Seller;

(h)any trade accounts payable of Seller that remain unpaid as of the Closing Date, regardless of when billed or asserted, to extent arising out of or related to the conduct of the Business prior to the Closing Date;

(i)all Liabilities arising out of or related to the Excluded Assets or other businesses of Seller or its Affiliates;

(j)all Liabilities for (i) Taxes of Seller or relating to the Business, the Purchased Assets, or the Assumed Liabilities for any period prior to and through the end of the Closing Date, (ii) Taxes that arise out of the consummation of the Transactions, (iii) payments of Seller under any Tax allocation, sharing or similar agreement (whether oral or written), or (iv) other Taxes of Seller that become Liabilities of Purchaser under any common law doctrine of de facto merger, transferee or successor liability or otherwise by operation of contract or Law;

(k)all Liabilities under any Purchased Contract assumed by Purchaser pursuant to Section 2.3(a) that arise out of or relate to any breach or non-performance or for indemnification or other Liabilities under the Purchased Contracts for acts, omissions, or events that occurred prior to the Closing Date;

(l)all Liabilities arising out of or related to Liens, other than Permitted Exceptions, on the Purchased Assets;

(m)all Liabilities arising out of or related to Seller’s or any of its Affiliates’ non-compliance with any Order or Law, including bulk sales, bulk transfer or similar Law of any jurisdiction that may be applicable with respect to the sale of any or all of the Purchased Assets to Purchaser;

(n)all Liabilities arising out of (i) any Legal Proceeding pending as of the Closing Date or (ii) any Legal Proceeding commenced after the Closing Date but in each case only to the extent arising out of or relating to any occurrence or event happening prior to the Closing Date; and

(o)all Liabilities of Seller or its Affiliates for broker fees.

2.5Further Conveyances and Assumptions; Consent of Third Parties.

(a)From time to time following the Closing and except as prohibited by Law, Seller shall, or shall cause its Affiliates to, make available to Purchaser such data in personnel records of Employees hired by Purchaser as is reasonably necessary for Purchaser to transition such Employees into Purchaser’s records.

(b)If, following the Closing, either Seller or Purchaser receives funds that belong to or should have been paid to the other, such party shall forthwith forward such funds to the appropriate party.

(c)From time to time following the Closing, Seller and Purchaser shall, and shall cause their respective Affiliates to, execute, acknowledge and deliver all such further conveyances, notices, assumptions, releases and aquittances and such other instruments, and shall take such further actions, as may be necessary or appropriate to assure fully to Purchaser and its respective successors or assigns, all of the properties, rights, titles, interests, estates, remedies, powers and privileges intended to be conveyed to Purchaser under this Agreement or the other documents contemplated by the Transactions and to assure fully to Seller and its Affiliates and their successors and assigns, the assumption of the liabilities and obligations intended to be assumed by Purchaser under this Agreement and the other documents contemplated by the Transactions, and to otherwise make effective the Transactions.

2.6Purchase Price Allocation.  Purchaser shall provide Seller with a proposed allocation of the Total Consideration (and all other items required under the Code) among the Purchased Assets in accordance with Section 1060 of the Code and the Treasury Regulations (and any similar provision of state or local Law, as appropriate).  Seller shall have 30 days to review and comment on Purchaser’s proposed allocation and to identify in writing any potential adjustments thereto.  If Seller fails to identify in writing potential adjustments within such 30-day period, Seller will be deemed to have accepted the proposed allocation of the Total Consideration as determined by Purchaser.  Seller and Purchaser shall work together in good faith to resolve differences with respect to the allocation.  To the extent there remains any disagreement between Seller and Purchaser within 15 days after the delivery by Seller of proposed adjustments to Purchaser’s proposed allocation, (a) each party may file all Tax Returns based on an allocation of Total Consideration (and all other items required under the Code) that such party determines in its own discretion or (b) Seller and Purchaser may engage an independent accounting firm of recognized national or regional standing mutually acceptable to Purchaser and Seller for resolution or, if they cannot agree, BDO Seidman LLP (in either case, the “Independent Accounting Firm”) to resolve the dispute and the Independent Accounting Firm shall make within 30 days a final determination binding upon the parties of the appropriate allocation of the Total Consideration.

2.7Proration of Certain Expenses.  Except as otherwise provided in Section 12.2 with respect to Taxes, all expenses and other payments in respect of all rents, utilities and other payments (including any prepaid amounts) due under any leases constituting part of the Purchased Assets shall be prorated between Seller, on the one hand, and Purchaser, on the other hand, as of the Closing Date.  Seller shall be responsible for all rents (including any percentage rent, additional rent and any accrued tax and operating expense reimbursements and escalations), utilities, charges and other payments of any kind accruing during any period under any such leases up to and including the Closing Date.  Purchaser shall be responsible for all such rents, utilities, charges and other payments accruing during any period under any such leases after the Closing Date.  Purchaser shall pay the full amount of any invoices received by it and shall submit a request for reimbursement to Seller for Seller’s share of such expenses and Seller shall pay the full amount of any invoices received by it and Purchaser shall reimburse Seller for Purchaser’s share of such expenses.  If a party notifies the other party of any dispute regarding any such invoice within 30 days after its receipt of such invoice, then the parties will negotiate in good faith in an effort to resolve such dispute.  If the parties are unable to resolve such dispute within 30 days after receipt of an invoice, then either party may submit such dispute to the Independent Accounting Firm.  The determination by the Independent Accounting Firm will be conclusive and binding upon the parties.  The fees and expenses of the Independent Accounting Firm will be allocated by such accounting firm and are to be paid by Seller, on the one hand, and by Purchaser, on the other hand, based upon the percentage that the amount actually contested but not awarded to Seller or Purchaser, respectively bears to the aggregate amount actually contested by Seller and Purchaser.

Article III

CONSIDERATION

3.1Consideration.  The aggregate consideration for the purchase and sale of the Purchased Assets shall be (a) an amount in cash equal to $17,213,725, as adjusted pursuant to Section 3.3 (the “Purchase Price”) and (b) the assumption of the Assumed Liabilities (together with the Purchase Price, the “Total Consideration”).

3.2Payment of Cash Payment.  On the Closing Date, Purchaser shall pay the Purchase Price to Seller, which shall be paid by wire transfer of immediately available funds into an account or accounts designated by Seller in writing not fewer than three Business Days prior to the Closing Date.

3.3Creosote Inventory Adjustment.

(a)Not more than five Business Days prior to the Closing Date, Seller will prepare and deliver a statement setting forth its good faith estimate of its liquid creosote inventory conforming to the specifications set forth on Schedule 5.19 (the “Creosote Inventory”) as of the Closing Date based upon a physical inventory review of its Creosote Inventory (the “Closing Inventory”), together with a certificate of the Chief Financial Officer of Seller that the Closing Inventory was valued (the “Estimated Creosote Inventory”) in a manner consistent with Schedule 3.3 which sets forth a list of Creosote Inventory items of the Business as of December 31, 2014 (the “Creosote Inventory Items List”) and a calculation of Creosote Inventory as of such date as calculated therefrom.  Seller shall permit Purchaser and its accountants and other representatives reasonable access to Seller’s properties to observe the Closing Inventory.

(b)At the Closing, the Purchase Price will be adjusted on a dollar-for-dollar basis as follows: (i) if Estimated Creosote Inventory exceeds $5,500,000, then the Purchase Price will be increased by the amount of such excess; and (ii) if Estimated Creosote Inventory is less than $5,500,000, then the Purchase Price will be decreased by the amount of such deficiency.

(c)Within 60 days after the Closing Date, Purchaser will prepare and deliver to Seller a schedule of the Creosote Inventory of the Business as of the close of business on the Closing Date (as the same may be adjusted in accordance with this subsection, the “Closing Creosote Inventory Items List”), which schedule will be prepared in a manner consistent with that used in preparing the Closing Inventory Items List, together with its calculation of Creosote Inventory as of the close of business on the Closing Date (as the same may be adjusted in accordance with this subsection, the “Closing Creosote Inventory”).  Seller will have a period of 30 days after its receipt of the Closing Creosote Inventory Items List to review the same and to notify Purchaser in writing of any disputes regarding the same.  As part of such review, Seller and its advisors will have full access to Purchaser’s work papers and to the preparers of the Closing Creosote Inventory Items List and to the books and records on which the Closing Creosote Inventory Items List is based.  If Seller notifies Purchaser of any dispute within 30 days after its receipt of the Closing Creosote Inventory Items List, then the parties will negotiate in good faith in an effort to resolve such dispute.  If the parties are unable to resolve such dispute within 30 days after Seller receives the Closing Creosote Inventory Items List, then either party may submit such dispute to the Independent Accounting Firm.  Each of Purchaser and Seller will be afforded the opportunity to present to such accounting firm any material related to the determination and to discuss the determination with such accountants.  The determination by the Independent Accounting Firm will be conclusive and binding upon the parties.  The fees and expenses of the Independent Accounting Firm shall be borne under the same methodology as the fees of the Independent Accounting Firm are allocated under Section 2.7.

(d)If Closing Creosote Inventory, as finally determined, is (i) less than Estimated Creosote Inventory, then Seller will pay to Purchaser the amount of such deficiency or (ii) in excess of Estimated Creosote Inventory, then Purchaser will pay to Seller the amount of such excess.

(e)All payments under subsections (d) shall be made within five Business Days after Closing Creosote Inventory has been finally determined.  If a breach of a representation or warranty by Seller in this Agreement resulted in a reduction in Closing Creosote Inventory, Purchaser shall not be entitled to indemnification under Article XI because of such breach to the extent of such reduction in Closing Creosote Inventory.

3.4Federal Income Tax Treatment.  Purchaser and Seller agree to treat the Transactions as a taxable sale by Seller of the Purchased Assets in exchange for the Total Consideration under Section 1001 of the Code.

Article IV

CLOSING AND TERMINATION

4.1Closing Date.  The consummation of the purchase and sale of the Purchased Assets and the assumption of the Assumed Liabilities provided for in Article II hereof (the “Closing”) shall take place at the offices of Haynes and Boone, LLP located at 1221 McKinney Street, Suite 2100, Houston, Texas 77010 (or at such other place as the parties may designate in writing) at 10:00 a.m. (Central time) on the third Business Day after the satisfaction or waiver of the conditions set forth in Article X (other than conditions that by their nature are to be satisfied at Closing, but subject to the satisfaction or waiver of those conditions at such time) or such other date as mutually specified by the parties (the “Closing Date”).

4.2Termination of Agreement.  This Agreement may be terminated prior to the Closing as follows:

(a)by mutual written consent of Seller and Purchaser;

(b)by Seller or Purchaser if there shall be in effect a final nonappealable Order of a Governmental Body of competent jurisdiction restraining, enjoining or otherwise prohibiting the consummation of the Transactions; provided, that the right to terminate this Agreement under this Section 4.2(b) shall not be available to a party if such Order was primarily due to the failure of such party to perform any of its obligations under this Agreement;

(c)by Purchaser by written notice to Seller if (i) any of the conditions set forth in Section 10.1 shall not have been fulfilled (or if satisfaction becomes impossible) by January 31, 2015 and shall not have been waived by Purchaser, unless such failure shall be due to the failure of Purchaser to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Closing, or (ii) Seller shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement, or if any representation or warranty of Seller shall have become untrue, in either case such that the conditions set forth in Sections 10.1(a)or (b) would not be satisfied and such breach is incapable of being cured or, if capable of being cured, shall not have been cured within ten days following receipt by Seller of notice of such breach from Purchaser; or

(d)by Seller by written notice to Purchaser if (i) any of the conditions set forth in Section 10.2 shall not have been fulfilled (or if satisfaction becomes impossible) by January 31, 2015 and shall not have been waived by Seller, unless such failure shall be due to the failure of Seller to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Closing, or (ii) Purchaser shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement, or if any representation or warranty of Purchaser shall have become untrue, in either case such that the conditions set forth in Sections 10.2(a) or (b) would not be satisfied and such breach is incapable of being cured or, if capable of being cured, shall not have been cured within ten days following receipt by Purchaser of notice of such breach from Seller.

4.3Procedure Upon Termination.  In the event of termination and abandonment by Purchaser or Seller, or both, pursuant to Section 4.2 hereof, written notice thereof shall forthwith be given to the other party or parties, and this Agreement shall terminate, and the purchase of the Purchased Assets hereunder shall be abandoned, without further action by Purchaser or Seller.

4.4Effect of Termination.  In the event that this Agreement is validly terminated as provided herein, then each of the parties shall be relieved of their duties and obligations arising under this Agreement after the date of such termination and such termination shall be without liability to Purchaser or Seller; provided, that (a) the obligations of the parties set forth in this Section 4.4 and Section 8.6 and Article XIII hereof shall survive any such termination and shall be enforceable hereunder; and (b) nothing in this Section 4.4 shall relieve Purchaser or Seller of any liability for a breach of this Agreement prior to the effective date of such termination.

Article V

REPRESENTATIONS AND WARRANTIES OF SELLER

Seller hereby represents and warrants to Purchaser that:

5.1Organization and Good Standing.  Seller is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now conducted and as currently proposed to be conducted.  Seller is duly qualified or authorized to do business and is in good standing under the laws of each jurisdiction in which the conduct of its business or the ownership of its properties requires such qualification or authorization, except where the failure to so qualify would not have, or would not reasonably be expected to have, a material adverse effect on the Business.

5.2Authorization of Agreement; Ownership of Seller. Seller has all requisite power and authority and has taken all corporate action to execute and deliver this Agreement and Seller has all requisite power and authority and has taken all corporate action to execute and deliver each other agreement, document, instrument or certificate contemplated by this Agreement or to be executed by Seller in connection with the Transactions (collectively, the “Seller Documents”), to perform its obligations hereunder and thereunder and to consummate the Transactions.  The execution, delivery and performance of this Agreement and each of the Seller Documents, and the consummation of the Transactions, have been duly authorized and approved by all requisite action on the part of Seller.  This Agreement has been, and each of the Seller Documents will be at or prior to the Closing, duly and validly executed and delivered by Seller and (assuming due authorization, execution and delivery by Purchaser) this Agreement constitutes, and each of the Seller Documents when so executed and delivered will constitute, legal, valid and binding obligations of Seller enforceable against Seller in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

5.3Conflicts; Consents of Third Parties.

(a)Except as set forth on Schedule 5.3(a), none of the execution and delivery by Seller of this Agreement or the Seller Documents, the consummation of the Transactions, or compliance by Seller with any of the provisions hereof or thereof will (i) conflict with, or result in any violation or breach of, conflict with or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or the loss of a material benefit under any provision of (A) the Certificate of Incorporation or Bylaws of Seller; (B) any Purchased Contract or Seller Permit to which Seller is a party or by which any of the Purchased Assets are bound; (C) any Order applicable to Seller or by which any of the Purchased Assets are bound; or (D) any applicable Law; or (ii) result in the creation or imposition of any Lien other than Permitted Exceptions on the Purchased Assets.

(b)Except as set forth on Schedule 5.3(b), no consent, waiver, approval, Order, Permit or authorization of, or declaration or filing with, or notification to, any Person or Governmental Body is required on the part of Seller in connection with (i) the execution and delivery of this Agreement or the Seller Documents, the compliance by Seller with any of the provisions hereof and thereof, the consummation of the Transactions or the taking by Seller of any other action contemplated hereby or thereby, or (ii) the continuing validity and effectiveness immediately following the Closing of any Purchased Contract or Seller Permit.

5.4Financial Statements.

(a)Attached as Schedule 5.4(a) is a balance sheet for the Business (excluding the Excluded Assets and Excluded Liabilities) as of October 31, 2014, and a statement of revenues and direct operating expenses for the Business for the 12 months ending July 31, 2014, and the three months ending October 31, 2014 (collectively, the “Financial Statements”).  Except as set forth on Schedule 5.4(a), the Financial Statements have been prepared in accordance with sound United States accounting principles and reflect the consistent application of such accounting principles throughout the periods involved, except as disclosed in the notes thereto.  The Financial Statements are based on the books and records of Seller related to the Business and are complete and correct in all material respects and fairly present the financial position of the Business (excluding the Excluded Assets and Excluded Liabilities) and results of operations (excluding indirect costs) in respect of the Business as of at the dates and for the periods indicated therein.  October 31, 2014 is referred to herein as the “Balance Sheet Date.”  No lease for a Purchased Asset is capitalized in the Financial Statements.

(b)Except as set forth on Schedule 5.4(b), Seller has no material Liabilities with respect to the Purchased Assets, except (i) those which are adequately reflected or reserved against in the Financial Statements as of the Balance Sheet Date, and (ii) those which have been incurred in the Ordinary Course of Business since the Balance Sheet Date and which are not, individually or in the aggregate, material in amount.

(c)All books, records and accounts of Seller related to the Business are accurate and complete in all material respects and are maintained in accordance with good business practice and all applicable Laws.

(d)Seller maintains a system of accounting and internal controls sufficient in all material respects to provide reasonable assurances that (i) financial transactions of the Business are executed in accordance with the general and specific authorization of the management of Seller, (ii) all transactions of the Business are recorded as necessary to permit the preparation of financial statements in conformity with legal and accounting requirements applicable to Seller in connection with the Business and to maintain proper accountability for items, and (iii) access to the property and assets of the Business is permitted only in accordance with management’s general or specific authorization.

5.5Title to Purchased Assets.  Except as set forth on Schedule 5.5, Seller owns and has good and valid title to each of the Purchased Assets free and clear of Liens, except for Permitted Exceptions.  The Purchased Assets constitute all of the personal property used in or held for use in the Business and are sufficient for Purchaser to conduct the Business from and after the Closing Date without interruption and in the Ordinary Course of Business, as it has been conducted by Seller.  Except as set forth on Schedule 5.5, Seller has performed in all material respects all current maintenance and repair obligations for the Purchased Assets that it is obligated to perform pursuant to the terms of the Purchased Contracts and has not deferred the performance of any such material obligations. Except as set forth on Schedule 5.5, to Seller’s Knowledge, the counterparty to each Personal Property Lease included in the Purchased Contracts has performed in all material respects all current maintenance and repair obligations that such counterparty is obligated to perform pursuant to the terms of such Personal Property Lease included in the Purchased Contracts and has not deferred the performance of any such material obligations.  All such items of tangible personal property which, individually or in the aggregate, are material to the operation of the Business are in good condition, maintenance and repair (ordinary wear and tear excepted) and are suitable for the purposes used.

5.6Absence of Certain Developments.  Except as expressly contemplated by this Agreement or as set forth on Schedule 5.6, since the Balance Sheet Date, (a) Seller has conducted the Business only in the Ordinary Course of Business, (b) Seller has not taken any action that would be prohibited by Section 8.2(b) if proposed to be taken by Seller after the date of this Agreement, and (c) there has not been any material adverse change in the operations, assets, results of operations or condition (financial or otherwise) of the Business, and no event has occurred or circumstances exist that may result in such a material adverse change.

5.7Taxes.

(a)(i) All Tax Returns required to be filed by or on behalf of Seller with respect to the Business, and any Affiliated Group of which Seller is or was a member have been duly and timely filed with the appropriate Taxing Authority in all jurisdictions in which such Tax Returns are required to be filed (after giving effect to any valid extensions of time in which to make such filings), and all such Tax Returns are true, complete and correct in all material respects and prepared in accordance with applicable Law; and (ii) all Taxes payable by or on behalf of Seller with respect to the Business, and any Affiliated Group of which Seller is or was a member have been fully and timely paid.  With respect to any period for which Tax Returns of Seller have not yet been filed or for which Taxes are not yet due or owing, Seller has made due and sufficient accruals for such Taxes in the Financial Statements.  All material estimated Tax payments sufficient to avoid any underpayment penalties or interest have been timely made by or on behalf of Seller with respect to the Business.

(b)Seller has complied in all material respects with all applicable Laws relating to the payment and withholding of Taxes pertaining to the Business and has duly and timely withheld and paid over to the appropriate Taxing Authority all material amounts required to be so withheld and paid under all applicable Laws.

(c)All of the property of Seller and its Affiliates related to the Business that is subject to property Tax has been properly listed and described on the property tax rolls of the appropriate taxing authority.

(d)No claim has been made by a taxing authority of a jurisdiction that Seller is or may be subject to taxation or required to file a Tax Return, including with respect to the Business, in that jurisdiction but has not made such required payments of Taxes or filed such required Tax Returns

(e)No extension or waivers of statute of limitations have been given or requested with respect to any Taxes of Seller with respect to the Business.

(f)All deficiencies asserted, or assessments made, against Seller relating to the Business as a result of any examinations by any taxing authority have been fully paid.

(g)There are no Liens for Taxes upon the Purchased Assets other than Permitted Exceptions. No event has occurred which could impose on the Purchaser any successor or transferee liability for any Taxes in respect of Seller, the Business or the Purchased Assets.

(h)None of the Purchased Assets is an interest in an entity taxable as a corporation, partnership, trust or real estate mortgage investment conduit for federal income Tax purposes.

(i)No power of attorney with respect to any Tax matter is currently in force with respect to the Purchased Assets or the Business that would, in any manner, bind, obligate or restrict Purchaser.

(j)None of the Purchased Assets constitutes “tax exempt use property” within the meaning of Section 168(h)(1) of the Code.

(k)None of the Purchased Assets is property required to be treated as being owned by another Person pursuant to the provisions of Section 168(f)(8) of the Internal Revenue Code of 1954, as amended and in effect immediately prior to the enactment of the Tax Reform Act of 1986.

(l)Seller has not, directly or indirectly, participated in any transaction (including, the transactions contemplated by this Agreement) that would constitute (i) a “reportable transaction” or “listed transaction” as defined in Treasury Regulation Section 1.6011-4(b) or (ii) a “tax shelter” as defined in Section 6111 of the Code and the Treasury Regulations thereunder.

(m)Notwithstanding the foregoing, for purposes of this Section 5.7, any reference to Seller shall be deemed to include any Person that merged with or was liquidated into Seller.

5.8Real Property.

(a)The Seller owns no real property in fee and does not lease, as lessee or lessor, any interests in real property, in each case, for use solely in the Business.

(a)Schedule 5.8(b) sets forth a complete list of all storage tanks located at the Avondale Facility that are used by Seller in the operation of the Business, together with a description of, to Seller’s Knowledge, their last date of cleaning.

5.9Personal Property Leases.

(a)Schedule 5.9 sets forth all leases of personal property (“Personal Property Leases”) involving annual payments in excess of $5,000 relating to personal property used in the Business or to which Seller is a party or by which the Purchased Assets is bound.  Seller has delivered to Purchaser true, correct and complete copies of the Personal Property Leases, together with all amendments, modifications or supplements thereto.

(b)Seller has a valid, binding and enforceable leasehold interest under each of the Personal Property Leases under which it is a lessee.  Each of the Personal Property Leases is in full force and effect and Seller has not received or given any notice of any default or event that with notice or lapse of time, or both, would constitute a default by Seller under any of the Personal Property Leases and, to the Knowledge of Seller, no other party is in default thereof, and no party to the Personal Property Leases has exercised any termination rights with respect thereto.  There are no disputes pending or, to the Knowledge of Seller, threatened under the Personal Property Leases.

5.10Intellectual Property.

(a)Schedule 5.10(a) sets forth an accurate and complete list of all Internet domain names, Patents, registered Marks, pending applications for registration of Marks, unregistered Marks, registered Copyrights, and pending applications for registration of Copyrights included in the Purchased Intellectual Property.  Schedule 5.10(a) lists (i) the jurisdictions in which each such item of Purchased Intellectual Property has been issued, registered, otherwise arises or in which any such application for such issuance and registration has been filed and (ii) the registration or application number and date, as applicable.

(b)Except as set forth on Schedule 5.10(b), Seller is the sole and exclusive owner of all right, title and interest in and to all of the Purchased Technology and Purchased Intellectual Property, including each of the Copyrights in any works of authorship prepared by or for Seller that resulted from or arose out of any work performed by or on behalf of Seller or by any Employee, former Employee, officer, consultant or contractor of Seller, in each case, free and clear of all obligations to others (except for those specified licenses included in Schedule 5.10(b)).

(c)The Purchased Intellectual Property and Purchased Technology, the design, development, manufacturing, licensing, marketing, distribution, offer for sale, sale or use or maintenance of any products and services in connection with the Business as presently and as currently proposed to be conducted, and the present and currently proposed business practices, methods and operations of Seller do not infringe, constitute an unauthorized use of, misappropriate, dilute or violate any Intellectual Property or other right of any Person.  The Purchased Intellectual Property, the Intellectual Property and Technology licensed to Seller under the Intellectual Property Licenses included in the Purchased Contracts and the Purchased Technology is set forth on Schedule 5.10(c) and includes all of the Intellectual Property and Technology necessary and sufficient to enable Seller to conduct the Business in the manner in which such Business is currently being conducted and proposed to be conducted.  No other Intellectual Property or Technology, other than the Intellectual Property and Technology set forth on Schedule 5.10(c), is required to conduct the Business in the manner in which such Business is currently being conducted and proposed to be conducted.

(d)Except with respect to licenses of commercial off-the-shelf Software available on reasonable terms, and except pursuant to the Intellectual Property Licenses listed in Schedule 5.10(d), Seller is not required, obligated, or under any Liability whatsoever, to make any payments by way of royalties, fees or otherwise to any owner, licensor of, or other claimant to, any Purchased Intellectual Property, or any other Person, with respect to the use thereof or in connection with the conduct of the Business as currently conducted or proposed to be conducted.

(e)Seller has taken adequate security measures to protect the secrecy, confidentiality and value of all the Trade Secrets included in the Purchased Intellectual Property and any other non-public, proprietary information included in the Purchased Technology, which measures are reasonable in the industry in which the Business operates.

(f)The consummation of the Transactions will not result in the loss or impairment of Purchaser’s right to own or use any of the Purchased Intellectual Property or Purchased Technology.

5.11Material Contracts.

(a)Schedule 5.11(a) sets forth, by reference to the applicable subsection of this Section 5.11(a), all of the following Contracts relating primarily to the Business, complete and accurate copies of which have been provided to Purchaser (such Contracts, the “Material Contracts”):

(i)Contracts with any labor union or association representing any Employee of the Business;

(ii)Contracts for the sale of any of the assets of the Business other than in the Ordinary Course of Business or for the grant to any Person of any preferential rights to purchase any of the Business’s assets, including all Contracts that require Seller to purchase or sell a stated portion of the requirements or outputs of the Business or that contain “take or pay” provisions;

(iii)Contracts that relate to the acquisition of any business, a material amount of stock or assets of any other Person or any real property;

(iv)Contracts for joint ventures, strategic alliances, partnerships, licensing arrangements, or sharing of profits, losses, costs, Liabilities, or proprietary information with any Person;

(v)Contracts containing covenants of Seller not to compete in any line of business or with any Person in any geographical area or not to solicit or hire any Person with respect to employment or covenants of any other Person not to compete with Seller in any line of business or in any geographical area or not to solicit or hire any Person with respect to employment;

(vi)Contracts imposing a Lien on any of the Purchased Assets, including loan or credit agreements, sale and leaseback agreements, purchase money obligations incurred in connection with the acquisition of property, mortgages, pledge agreements, security agreements, or conditional sale or title retention agreements;

(vii)Contracts providing for payments by or to the Business in excess of $25,000 in any fiscal year or $50,000 in the aggregate during the term thereof that are not cancellable without penalty, fees or other payment without more than 30 days’ notice;

(viii)Contracts providing for the purchase, distribution, or sale of creosote products by Seller;

(ix)Contracts providing for the payment by the Business of severance, retention, change in control or other similar payments;

(x)Contracts for the employment of any individual on a full-time, part-time or consulting or other basis providing annual compensation in excess of $50,000;

(xi)material management Contracts and Contracts with independent contractors or consultants (or similar arrangements) that are not cancelable without penalty or further payment and without more than 30 days’ notice;

(xii)Contracts with any Governmental Body;

(xiii)powers of attorney currently effective and outstanding with respect to the Business or any Purchased Asset;

(xiv)broker, distributor, manufacturer’s representative, agency, sales promotion, market research, marketing consulting and advertising Contracts;

(xv)outstanding Contracts of indebtedness, guaranty, surety or indemnification, direct or indirect, pertaining to the Business, including all Contracts that provide for the assumption of any Tax, environmental or other Liability of any Person;

(xvi)Contracts for the Avondale Facility and the Personal Property Leases; and

(xvii)Contracts that are material to the Purchased Assets or the operation of the Business and not previously disclosed pursuant to this Section 5.11(a).

(b)Each of the Material Contracts is in full force and effect and is the legal, valid and binding obligation of Seller and of the other parties thereto, enforceable against each of them in accordance with its terms and, upon consummation of the Transactions, shall, except as otherwise set forth on Schedule 5.11(b), continue in full force and effect without penalty or other adverse consequence.  Seller is not in material default under any Material Contract, nor, to the Knowledge of Seller, is any other party to any Material Contract in material breach of or default thereunder, and no event has occurred that with the lapse of time or the giving of notice or both would constitute a breach or default by Seller or any other party thereunder.  There are no disputes pending or, to the Knowledge of Seller, threatened under any Material Contract.

5.12Labor and Employee Benefit Matters.

(a)No Employees of the Business are represented by any labor organization.  No labor organization or group of Employees of the Business has made a pending demand for recognition, and there are no representation proceedings or petitions seeking a representation proceeding presently pending or, to the Knowledge of Seller, threatened to be brought or filed, with the National Labor Relations Board or other labor relations tribunal.  There is no organizing activity involving the Business pending or, to the Knowledge of Seller, threatened by any labor organization or group of Employees.

(b)There are no (i) strikes, work stoppages, slowdowns, lockouts or arbitrations or (ii) material grievances or other labor disputes pending or, to the Knowledge of Seller, threatened against or involving the Business.  There are no unfair labor practice charges, grievances or complaints pending or, to the Knowledge of Seller, threatened by or on behalf of any Employee or group of Employees of the Business.

(c)There are no complaints, charges or claims against Seller pending or, to Knowledge of Seller, threatened that could be brought or filed, with any Governmental Body based on, arising out of, in connection with or otherwise relating to the employment or termination of employment of or failure to employ, any individual at the Business.  Seller is in compliance with all Laws relating to the employment of labor, including all such Laws relating to wages, hours, WARN and any similar state or local “mass layoff” or “plant closing” Law, collective bargaining, discrimination, civil rights, safety and health, workers’ compensation and the collection and payment of withholding or social security taxes and any similar tax except for immaterial non-compliance.  There has been no “mass layoff” or “plant closing” (as defined by WARN) with respect to the Business within the six (6) months prior to Closing.

(d)Each material benefit, retirement, employment, consulting, compensation, incentive, bonus, stock option, restricted stock, stock appreciation right, phantom equity, deferred compensation, change in control, severance, termination, vacation, paid time off, welfare and fringe-benefit agreement, plan, policy and program in effect made to, for, or with any of the managers, directors, officers, Employees, agents or representatives of the Business (each, a “Seller Welfare Plan”) and related trust complies with all applicable Laws.

(e)No Seller Welfare Plan will: (i) result in the payment to any Employee, director or consultant of the Business of any money or other property or (ii) accelerate the vesting of or provide any additional rights or benefits (including funding of compensation or benefits through a trust or otherwise) to any Employee, director or consultant of the Business, in each case, as a result of the execution of this Agreement or the other documents contemplated by the Transactions.

5.13Litigation.  Except as set forth in Schedule 5.13, there is no Legal Proceeding pending or, to the Knowledge of Seller, threatened against the Business before any Governmental Body, nor to the Knowledge of Seller is there any reasonable basis for any such Legal Proceeding.  Except as set forth on Schedule 5.13, Seller is not subject to any Order with respect to the Business, and Seller is not in breach or violation of any Order with respect to the Business.  Except as set forth on Schedule 5.13, Seller is not, with respect to the Business, engaged in any Legal Proceeding to recover monies due it or for damages sustained by it.  There are no Legal Proceedings pending or, to the Knowledge of Seller, threatened against Seller or to which Seller is otherwise a party relating to this Agreement or any Seller Document or the Transactions.

5.14Compliance with Laws; Permits.

(a)Seller has complied and is in compliance in all material respects with (i) all Laws applicable to its operations or the Purchased Assets or the Business, (ii) all applicable United States export control laws and regulations, and (iii) the United States Foreign Corrupt Practices Act and all other applicable anti-bribery or anti-corruption Laws of any jurisdiction.  Seller has not received any written or other notice of or been charged with the material violation of any Laws with respect to the Business.  To the Knowledge of Seller, the Business is not under investigation with respect to the violation of any Laws and there are no facts or circumstances which could form the basis for any such violation.

(b)Schedule 5.14(b) contains a list of all Permits which are required for the operation of the Business (“Seller Permits”), other than those the failure of which to possess is immaterial.  Seller currently has all Permits which are required for the operation of the Business as presently conducted, other than those the failure of which to possess is immaterial to the Business.  Seller is not in default or violation, and no event has occurred which, with notice or the lapse of time or both, would constitute a default or violation, in any material respect of any term, condition or provision of any Seller Permit.

5.15Environmental Matters.  Except as set forth on Schedule 5.15 hereto:

(a)Seller’s operation of the Business and Purchased Assets is in material compliance with all applicable Environmental Laws, which compliance includes obtaining, maintaining in good standing and complying with all Environmental Permits and no action or proceeding is pending or, to the Knowledge of Seller, threatened to revoke, modify or terminate any such Environmental Permit;

(b)None of the Business, the Purchased Assets, nor, to the Knowledge of Seller, without inquiry of any Person outside of Seller or Parent, the Avondale Facility is the subject of any outstanding written Order with any Governmental Body with respect to Environmental Laws, Hazardous Materials, or any Release or threatened Release of a Hazardous Material, and Seller has not received with respect to the Business, Purchased Assets, or the Avondale Facility any written notice of violation of Environmental Law that has not been resolved or any written request for information under CERCLA or written notification alleging responsibility under CERCLA or an analogous state statute;

(c)no written claim or written demand is pending, or to the Knowledge of Seller, threatened against Seller alleging either or both that the Business or Purchased Assets may be in material violation of any Environmental Law or Environmental Permit, or that there are material Liabilities related to the Business or Purchased Assets under any Environmental Law;

(d)to Seller’s Knowledge, without inquiry of any Person outside of Seller or Parent, Seller’s Hazardous Materials have not been treated, stored, recycled or disposed of at the Avondale Facility in violation of any Environmental Law or in a manner that would reasonably be expected to result in Liability under Environmental Law and there has been no Release or threatened Release of any Hazardous Materials on, at, under, to or about the Avondale Facility in the last five years;

(e)to Seller’s Knowledge, without inquiry of any Person outside of Seller or Parent, the Avondale Facility is not listed or proposed for listing on the National Priorities List under CERCLA, the Comprehensive Environmental Response Compensation Liability Information System database under CERCLA, or any list established by a Governmental Body of site potentially requiring environmental remediation or response action;

(f)to Seller’s Knowledge, without inquiry of any Person outside of Seller or Parent, all storage tanks and associated piping located on the Avondale Facility and used in connection with the Business have been maintained, inspected, and tested in compliance with Environmental Law, are in sound condition and are not leaking and have not leaked; and any storage tank(s) on the Avondale Facility which was removed from service by or on behalf of Seller has been properly closed in compliance with Environmental Law;

(g)Seller has delivered to Purchaser true and complete copies of any and all assessments, audits, reports and studies undertaken by or on behalf of Seller pertaining to compliance with Environmental Law by Seller in respect of the Business and the Release or threatened Release of any Hazardous Material on, at, under, to or about the Avondale Facility or otherwise in connection with the Business;

(h)Seller has delivered to Purchaser true and complete copies of all written reports or notifications to the Environmental Protection Agency or analogous state agencies relating to the handling or Release of Hazardous Materials, including any reports required under the Emergency Planning and Community Right-to-Know Act, as amended, or CERCLA, or analogous state statutes, in each case, in respect of the Business or Purchased Assets;

(i)to the Knowledge of Seller, there are no pending or threatened, investigations of the Business or Purchased Assets which could lead to the imposition of material Liabilities or Liens under Environmental Law;

(j)the Transactions do not require the consent of or filings with any Governmental Body with jurisdiction over Seller under Environmental Law; and

(k)The representations and warranties made pursuant to this Section 5.15 are the exclusive representations and warranties by the Seller regarding (x) compliance with or liability under Environmental Laws and (y) Hazardous Materials.

5.16Insurance.  Seller has insurance policies in full force and effect (a) for such amounts as are sufficient for all requirements of Law and all agreements to which Seller is a party or by which it is bound and (b) which are in such amounts, with such deductibles and against such risks and losses, as are reasonable for the Business.  All such policies are in full force and effect, all premiums due and payable thereon have been paid (other than retroactive or retrospective premium adjustments that are not yet, but may be, required to be paid with respect to any period ending prior to the Closing Date), and no notice of cancellation or termination has been received with respect to any such policy which has not been replaced on substantially similar terms prior to the date of such cancellation.  There has been no gap in insurance coverage for any risk covered by the insurance policies for the past three years.

5.17Financial Advisors.  Except as set forth on Schedule 5.17, no Person has acted, directly or indirectly, as a broker, finder or financial advisor for Seller in connection with the Transactions and no Person is or will be entitled to any fee or commission or like payment in respect thereof.

5.18Customers and Suppliers.

(a)Set forth on Schedule 5.18(a) are Seller’s ten largest customers related to the Business, by dollar volume, during the 12 months ended October 31, 2014 and set forth opposite the name of each such customer is the dollar amount of sales attributable to such customer for such periods.  Other than as set forth on Schedule 5.18(a), Seller is not engaged in any material dispute with any current customer of the Business, no customer has notified Seller that it intends to terminate or materially reduce its business relations with Seller, and, to the Knowledge of Seller, there is no reason why any customer would not continue such business relationship with Purchaser after the Closing.  Seller does not export any Inventory outside of the U.S. nor does Seller sell any Inventory to any Governmental Body.

(b)Set forth on Schedule 5.18(b) are Seller’s ten largest vendors related to the Business (excluding Purchaser), by dollar volume, during the 12 months ended October 31, 2014.  Other than as set forth on Schedule 5.18(b), Seller is not engaged in any material dispute with any current vendor to Business and no such vendor has notified Seller that it intends to terminate or materially reduce its business relations with Seller, and, to the Knowledge of Seller, there is no reason why any such vendor would not continue such business relationship with Purchaser after the Closing.

5.19Inventory.  All Inventory, whether or not reflected in the Balance Sheet, consists of a quality and quantity usable and salable in the Ordinary Course of Business within a reasonable period of time and conforms to the specifications set forth on Schedule 5.19.  The inventory is valued in accordance with the procedures set forth on Schedule 3.3, consistently applied.  At the Closing, all Inventory will be transferred to Purchaser free and clear of Liens, other than Permitted Exceptions.  None of the Inventory is held on a consignment basis.

5.20Solvency.  Seller is not now insolvent and will not be rendered insolvent by the Transactions.  As used in this section, “insolvent” means that the sum of the debts and other probable liabilities of Seller exceed the present fair saleable value of Seller’s assets.  Immediately following the Closing Date, (a) Seller will be able to pay its liabilities as they become due in the usual course of its business; (b) Seller will not have unreasonably small capital with which to conduct its present or proposed business; (c) Seller will have assets (calculated at fair market value) that exceeds liabilities; and (d) Seller will have and maintain adequate financial resources to pay, perform, and fully discharge all of the Excluded Liabilities and all of Seller’s obligations set forth in this Agreement, including, without limitation, those obligations set forth in Article XI.

5.21Affiliate Transactions; Shared Services.  No Affiliate, director, officer or employee of Seller owns or has any interest in the Purchased Assets or the Business, or engages in any business with Seller related to the Purchased Assets or the Business, or is party to any Contract with the Business, other than Seller, which owns the Business and the Purchased Assets.  After the Closing, no Affiliate, director, officer or employee of Seller will have any claim of any nature against the Purchased Assets or the Business.  There are no joint sales agreements, shared services agreements, management services agreement, or similar Contracts to which Seller or any of its Affiliates is a party primarily related to the Business.

5.22No Contemplated Transactions.  Except as set forth on Schedule 5.22, neither Seller nor any of its Affiliates has a present intention to effect a transaction, or series of related transactions, that would reasonably be expected to be subject to the terms of Section 8.8(c), 8.8(d), or 8.8(e).

Article VI

REPRESENTATIONS AND WARRANTIES OF PARENT

Parent hereby represents and warrants to Purchaser that:

6.1Organization and Good Standing.

Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Texas.

6.2Authorization of Agreement.  Parent has full corporate power and authority to execute and deliver this Agreement and each other agreement, document, instrument or certificate contemplated by this Agreement or to be executed by Parent in connection with the consummation of the Transactions (the “Parent Documents”), and to consummate the Transactions.  The execution, delivery and performance by Purchaser of this Agreement and each Parent Document have been duly authorized by all necessary corporate action on behalf of Parent.  This Agreement has been, and each parent Document will be at or prior to the Closing, duly executed and delivered by Parent and (assuming the due authorization, execution and delivery by the other parties hereto and thereto) this Agreement constitutes, and each Parent Document when so executed and delivered will constitute, the legal, valid and binding obligation of Parent, enforceable against Parent in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

6.3Conflicts; Consents of Third Parties.

(a)Except as set forth on Schedule 6.3 hereto, none of the execution and delivery by Parent of this Agreement and of the Parent Documents, the consummation of the Transactions, or the compliance by Parent with any of the provisions hereof or thereof will (i) conflict with, or result in violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination or cancellation under any provision of (A) the Articles of Incorporation or Bylaws of Parent; (B) any Contract or Permit to which Parent is a party or by which any of the properties or assets of Parent are bound; (C) any Order of any Governmental Body applicable to Parent or by which any of the properties or assets of Parent are bound; or (D) any applicable Law; or (ii) result in the creation or imposition of any Lien other than Permitted Exceptions on the Purchased Assets.

(b)No consent, waiver, approval, Order, Permit or authorization of, or declaration or filing with, or notification to, any Person or Governmental Body is required on the part of Parent in connection with the execution and delivery of this Agreement or the Parent Documents or the compliance by Parent with any of the provisions hereof or thereof, except for such consents, waivers, approvals, Orders, Permits, authorizations, declarations, filings or notifications that, if not obtained, made or given, would not, individually or in the aggregate, have a material adverse effect on the ability of Parent to consummate the Transactions.

6.4Litigation.  There are no Legal Proceedings pending or, to the Knowledge of Parent, threatened that are reasonably likely to prohibit or restrain the ability of Parent to enter into this Agreement or consummate the Transactions.

6.5Financial Advisors.  Except as set forth on Schedule 6.5, no Person has acted, directly or indirectly, as a broker, finder or financial advisor for Parent in connection with the Transactions and no Person is entitled to any fee or commission or like payment in respect thereof.

Article VII

REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser hereby represents and warrants to Seller that:

7.1Organization and Good Standing.

Purchaser is a corporation duly organized and validly subsisting under the laws of the Commonwealth of Pennsylvania.

7.2Authorization of Agreement.  Purchaser has full corporate power and authority to execute and deliver this Agreement and each other agreement, document, instrument or certificate contemplated by this Agreement or to be executed by Purchaser in connection with the consummation of the Transactions (the “Purchaser Documents”), and to consummate the Transactions.  The execution, delivery and performance by Purchaser of this Agreement and each Purchaser Document have been duly authorized by all necessary corporate action on behalf of Purchaser.  This Agreement has been, and each Purchaser Document will be at or prior to the Closing, duly executed and delivered by Purchaser and (assuming the due authorization, execution and delivery by the other parties hereto and thereto) this Agreement constitutes, and each Purchaser Document when so executed and delivered will constitute, the legal, valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

7.3Conflicts; Consents of Third Parties.

(a)None of the execution and delivery by Purchaser of this Agreement and of the Purchaser Documents, the consummation of the Transactions, or the compliance by Purchaser with any of the provisions hereof or thereof will conflict with, or result in violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination or cancellation under any provision of (i) the Articles of Incorporation or Bylaws of Purchaser; (ii) any Contract or Permit to which Purchaser is a party or by which any of the properties or assets of Purchaser are bound; (iii) any Order of any Governmental Body applicable to Purchaser or by which any of the properties or assets of Purchaser are bound; or (iv) any applicable Law.

(b)No consent, waiver, approval, Order, Permit or authorization of, or declaration or filing with, or notification to, any Person or Governmental Body is required on the part of Purchaser in connection with the execution and delivery of this Agreement or the Purchaser Documents or the compliance by Purchaser with any of the provisions hereof or thereof, except for such consents, waivers, approvals, Orders, Permits, authorizations, declarations, filings or notifications that, if not obtained, made or given, would not, individually or in the aggregate, have a material adverse effect on the ability of Purchaser to consummate the Transactions.

7.4Litigation.  There are no Legal Proceedings pending or, to the Knowledge of Purchaser, threatened that are reasonably likely to prohibit or restrain the ability of Purchaser to enter into this Agreement or consummate the Transactions.

7.5Financial Advisors.  Except as set forth on Schedule 7.5, no Person has acted, directly or indirectly, as a broker, finder or financial advisor for Purchaser in connection with the Transactions and no Person is entitled to any fee or commission or like payment in respect thereof.

Article VIII

COVENANTS

8.1Access to Information.  Seller shall afford to Purchaser and its accountants, counsel, financial advisors and other representatives, and to prospective financing sources, investors and placement agents and each of their respective representatives, reasonable access, during normal business hours upon reasonable notice throughout the period prior to the Closing, to its properties and facilities, books, records, contracts, and financial information and, during such period, shall furnish promptly such information concerning the Business, and the properties and personnel of Seller as Purchaser shall reasonably request; provided, that, such investigation shall not unreasonably disrupt Seller’s operations and Seller shall not conduct any intrusive sampling (such as soil or groundwater sampling).  Prior to the Closing, Seller shall generally keep Purchaser informed as to all material matters involving the operation of the Business.  Seller shall authorize and direct the appropriate officers, directors, managers and Employees of Seller to discuss matters involving the Business, as the case may be, with representatives of Purchaser.  Prior to the Closing, all nonpublic information provided to, or obtained by, Purchaser in connection with the Transactions shall be “Confidential Information” for purposes of the Non-Disclosure Agreement dated October 27, 2014 between Purchaser and Seller (the “Confidentiality Agreement”), the terms of which shall continue in force until the Closing; provided, that Purchaser and Seller may disclose such information as may be necessary in connection with seeking necessary consents and approvals as contemplated hereby.

8.2Conduct of the Business Pending the Closing.

(a)Except as otherwise expressly provided by this Agreement or with the prior written consent of Purchaser, between the date hereof and the Closing, Seller shall:

(i)conduct the Business only in the Ordinary Course of Business, including paying debts, Taxes and other obligations of the Business when due;

(ii)use its commercially reasonable efforts to (A) preserve the present business operations, organization (including officers and Employees) and goodwill of the Business, including all material rights related to the Business, (B) preserve the present relationships with Persons having business dealings with the Business (including clients, customers and suppliers and service providers), and (C) perform its obligations in all material respects under all Purchased Contracts;

(iii)maintain (A) all of the Purchased Assets in their current condition, ordinary wear and tear excepted, and (B) insurance upon all of the Purchased Assets in such amounts and of such kinds comparable to that in effect on the date of this Agreement;

(iv)(A) maintain the books, accounts and records of Seller in the Ordinary Course of Business, (B) continue to collect accounts receivable and pay accounts payable utilizing normal procedures and without discounting or accelerating payment of such accounts, and (C) comply with all contractual and other obligations of the Business; and

(v)comply in all material respects with all applicable Laws.

(b)Without limiting the generality of the foregoing, except as otherwise expressly provided on Schedule 8.2(b) or with the prior written consent of Purchaser, Seller shall not:

(i)(A) increase the salary or other compensation of any manager, director, officer or Employee of the Business except for normal year-end increases in the Ordinary Course of Business, (B) grant any unusual or extraordinary bonus, benefit or other direct or indirect compensation to any Employee, officer, manager, director or consultant of the Business, (C) increase the coverage or benefits available under any (or create any new) severance pay, termination pay, vacation pay, company awards, salary continuation for disability, sick leave, deferred compensation, bonus or other incentive compensation, insurance, pension or other employee benefit plan or arrangement made to, for, or with any of the managers, directors, officers, Employees, agents or representatives of the Business or otherwise modify or amend or terminate any such plan or arrangement or (D) enter into any employment, deferred compensation, severance, special pay, consulting, non-competition or similar agreement or arrangement with any managers, directors or officers of the Business (or amend any such agreement) to which Seller is a party;

(ii)in each case to the extent it could bind or adversely affect Purchaser post-Closing, make, change or revoke any Tax election, settle or compromise any Tax claim or liability or enter into a settlement or compromise, or change (or make a request to any Taxing Authority to change) any aspect of its method of accounting for Tax purposes;

(iii)acquire any material properties or assets for the Business or sell, assign, license, transfer, convey, lease or otherwise dispose of any of the Purchased Assets, other than the sale of Inventory in the Ordinary Course of Business;

(iv)enter into or agree to enter into any merger or consolidation with, any corporation or other entity;

(v)cancel or compromise any debt or claim or waive or release any material right of the Business except in the Ordinary Course of Business;

(vi)enter into any Contract, understanding or commitment that restrains, restricts, limits or impedes the ability of the Business, or the ability of Purchaser, to compete with or conduct any business or line of business in any geographic area or solicit the employment of any persons;

(vii)terminate, amend, restate, supplement, abandon, waive, assign, or transfer any material rights under any (A) Material Contract, real property lease, Personal Property Lease or Intellectual Property License, other than in the Ordinary Course of Business or (B) Seller Permit;

(viii)change or modify its credit, collection or payment policies, procedures or practices, including acceleration of collections or receivables (whether or not past due) or fail to pay or delay payment of payables or other liabilities;

(ix)materially change any method of accounting or accounting practice for the Business, except as required by applicable Law;

(x)incur, assume, or guarantee any indebtedness in connection with the Business except unsecured current obligations and Liabilities incurred in the Ordinary Course of Business;

(xi)enter into any compromise or settlement of any Legal Proceeding relating to the Purchased Assets; or

(xii)agree to do anything (A) prohibited by this Section 8.2 or (B) which would make any of the representations and warranties of Seller in this Agreement or any of the Seller Documents untrue or incorrect in any material respect or could result in any of the conditions to the Closing not being satisfied.

8.3Consents.  Seller shall use its commercially reasonable efforts to obtain at the earliest practicable date (a) all consents, waivers and approvals from, and provide all notices to, all Persons that are not a Governmental Body, required to consummate, or in connection with, the Transactions, including the consents, waivers, approvals and notices listed on Schedule 5.3(b) and (b) all estoppel certificates reasonably requested by Purchaser; provided that Purchaser agrees that Seller shall have no liability to Purchaser arising out of or relating to the failure to obtain consents, approvals or waivers that may be required in connection with the Transactions or the termination of a Contract as a result thereof.  Subject to Seller’s compliance with this Section 8.3, Purchaser further agrees that no representations, warranties or covenants of Seller contained herein shall be breached or deemed breached as a result of (i) the failure to obtain such consent, waiver or approval; (ii) any such terminations; or (iii) any actions or claims or proceedings commenced or threatened arising out of or relating to the failure to obtain such consent, waiver or approval. Notwithstanding the foregoing, no such consents, waivers, approvals, notices, or estoppel certificates are conditions precedent to Purchaser’s obligation to consummate the Transactions except for those set forth on Schedule 8.3 (the “Required Consents”).  All such consents, waivers, approvals, notices, and estoppel certificates shall be in writing and in form and substance satisfactory to Purchaser and include those specific conditions set forth on Schedule 8.3.  Executed counterparts of such consents, waivers, approvals, and estoppel certificates shall be delivered to Purchaser promptly after receipt thereof, and copies of such notices shall be delivered to Purchaser promptly after the making thereof.  To the extent that the assignment by Seller of any Purchased Asset to be assigned to Purchaser pursuant to this Agreement shall require the consent, waiver, or approval of any other party, and such consent, waiver, or approval shall not have been obtained at the time of the Closing, this Agreement shall not constitute a contract to assign the same if an attempted assignment would constitute a breach thereof or would in any way adversely affect the rights of Seller (or Purchaser, as assignee) thereunder.  If any such consent, waiver, or approval is required but not obtained on the Closing Date, and provided that Purchaser so requests in writing, Seller shall, in such case, continue to deal with the other contracting party or parties, with the benefits of such Purchased Asset after the Closing Date accruing to the benefit of Purchaser.  Seller shall hold all moneys received thereunder for the benefit of Purchaser and shall pay the same to Purchaser when received.  Purchaser shall provide Seller with such assistance, including, but not limited to, providing the appropriate staff and assets, reasonably required by Seller in order to so continue to deal with the other contracting party or parties.  Purchaser shall provide such assistance to Seller without charge to Seller; provided, that to the extent that any third party requests or requires any payment in connection with any consent or approval in connection with the assignment of any Purchased Asset to be assigned to Purchaser pursuant to this Agreement, neither Seller nor Purchaser shall be obligated to make such payment.  Notwithstanding any provision in this Section 8.3 to the contrary, Purchaser shall not be deemed to have waived its rights under Section 10.1, unless and until Purchaser either provides written waivers thereof or elects to proceed to consummate the Transactions at Closing.

8.4Governmental Consents and Approvals.  Each of Seller and Purchaser shall use its commercially reasonable efforts to obtain at the earliest practical date all consents, waivers, approvals, Orders, Permits, authorizations and declarations from, make all filings with, and provide all notices to, all Governmental Bodies which are required to consummate, or in connection with, the Transactions, including the consents, waivers, approvals, Orders, Permits, authorizations, declarations, filings and notices listed on Schedule 5.3(b); provided that Purchaser agrees that Seller shall have no liability to Purchaser arising out of or relating to the failure to obtain consents, waivers, approvals, Orders, Permits, authorizations or declarations that may be required in connection with the Transactions or the termination of a Contract as a result thereof.  Subject to Seller’s compliance with this Section 8.4, Purchaser further agrees that no representations, warranties or covenants of Seller contained herein shall be breached or deemed breached as a result of (i) the failure to obtain such consents, waivers, approvals, Orders, Permits, authorizations or declarations; or (ii) any actions or claims or proceedings commenced or threatened arising out of  or relating to the failure to obtain such consent, waiver, approval, Order, Permit, authorization or declaration.  Notwithstanding the foregoing, no such consents, waivers, approvals, Orders, Permits, authorizations, declarations, filings and notices are conditions precedent to Purchaser’s obligations to consummate the Transactions except for those set forth on Schedule 8.4 (the “Required Governmental Consents”).

8.5Further Assurances.  Subject to, and not in limitation of, Sections 8.3 and 8.4, each of Seller and Purchaser shall use its commercially reasonable efforts to (i) take, or cause to be taken, all actions necessary or appropriate to consummate the Transactions and (ii) cause the fulfillment at the earliest practicable date of all of the conditions to their respective obligations to consummate the Transactions.

8.6Publicity.  Neither Seller nor Purchaser shall issue any press release or public announcement concerning this Agreement or the Transactions without obtaining the prior written approval of the other party hereto, which approval will not be unreasonably withheld or delayed, unless, in the sole judgment of Purchaser or Seller, as applicable, disclosure is otherwise required by applicable Law or by the applicable rules of any stock exchange on which Purchaser or Seller lists securities (subject to Seller providing Purchaser, for any such announcement to be made in writing, with a draft of such announcement prior to making such announcement, and providing Purchaser an opportunity to comment thereon before such announcement is made), provided, that, to the extent required by applicable Law, the party intending to make such release shall use its commercially reasonable efforts consistent with such applicable Law to consult with the other party with respect to the timing and content thereof.

8.7Use of Name.  Purchaser agrees that within six months after the Closing Date, (a) Purchaser shall remove Seller’s logo and any other similar mark (the “Seller Marks”), and any other trademark, design or logo previously or currently used by Seller or any of its Affiliates that is not part of the Purchased Assets from all buildings, signs and vehicles of the Business, and (b) Purchaser shall cease using any item of Intellectual Property that is an Excluded Asset, the Seller Marks and any other trademark, design or logo previously or currently used by Seller or any of its Affiliates that is not a Purchased Asset in all invoices, letterhead, domain names and web sites, advertising and promotional materials, office forms and business cards.  Notwithstanding the foregoing, this Section 8.7 shall not be construed to prohibit Purchaser from using any item of Intellectual Property that is an Excluded Asset, the Seller Marks, or any other trademark, design or logo previously or currently used by Seller or any of its Affiliates, in each case where appearing on packaging that already contains Inventory as of the Closing Date (including but not limited to on labels attached to such packaging) or as otherwise permitted by this Agreement or the other documents contemplated by the Transactions.

8.8Restrictive Covenants.

(a)For a period of five years from and after the Closing Date (the “Restricted Period”), neither Seller nor any of its Affiliates shall, directly or indirectly, whether by itself or in combination with any Affiliate, partner, joint venturer, agent, salesman, consultant, officer or director of any Person or otherwise, (i) manufacture or sell creosote products or perform any services in respect of creosote products (each, a “Competing Business”) or engage in, invest, manage, operate, lend funds to or provide consulting, manufacturing or co-packing services to any Person engaged in any Competing Business anywhere in North America, (ii) a solicit business, business relationships, or orders for any Competing Business for any Person anywhere in North America, or (iii) hire, solicit for employment, or encourage to leave the employment of Purchaser (or any third party who may employ such Persons for the benefit of Purchaser) any employee of Purchaser or its Affiliates; provided, however, Seller may conduct a general solicitation for employment that is not targeted at employees of Purchaser or its Affiliates.

(b)From and after the Closing Date, Seller shall not and shall cause its Affiliates and its and their respective officers, directors and employees not to, directly or indirectly, disclose, reveal, divulge or communicate to any Person other than authorized officers, directors and employees of Purchaser, Seller or Parent or their respective Affiliates or use or otherwise exploit for its own or their own benefit in any Competing Business, any Confidential Information.  Seller and its officers, directors, employees and Affiliates shall not have any obligation to keep confidential any Confidential Information if and to the extent disclosure thereof is specifically required by applicable Law; provided, that in the event disclosure is required by applicable Law, Seller shall, to the extent reasonably possible, provide Purchaser with prompt notice of such requirement prior to making any disclosure so that Purchaser may seek an appropriate protective order. Notwithstanding the foregoing, Seller shall be entitled to use Confidential Information to the extent deems appropriate to administer or otherwise deal with the Excluded Assets and Excluded Liabilities and comply with its reporting obligations with the Securities and Exchange Commission.

(c)Notwithstanding Section 8.8(a), Seller or any of its Affiliates may engage in a Competing Business during the Restricted Period through any company (or business thereof) that acquires Seller or any of its Affiliates after the date of this Agreement if (A) such company (an “Acquiring Company”) was already engaged in such business at the time of such acquisition, (B) during the Restricted Period and while employed by Seller or any of its Affiliates, none of the persons listed on Schedule 8.8(c) will perform services for such Acquiring Company related to the Business, and (C) Seller implements reasonable internal procedures to ensure compliance with this Section 8.8(c).  Seller will provide to Purchaser prior written notice of an acquisition contemplated by Seller that is subject to the terms of this Section 8.8(c) and shall certify that Seller is in compliance with all of its obligations related to such acquisition under this Section 8.8(c).

(d)Seller or any of its Affiliates may engage in a Competing Business through any company (or business thereof) that is acquired by Seller or any of its Affiliates during the Restricted Period (a “Competing Company”) if (A) the Competing Company was already engaged in such business at the time of such acquisition, (B) the revenues of the Competing Company attributable to that portion of the Competing Company engaged in such Competing Business during the twelve (12) months preceding the transaction with Seller or any of its Affiliates did not, and during the Restricted Period does not, exceed the 10% of the aggregate revenues of all of the businesses or operations acquired by Seller or any of its Affiliates from such Competing Company during such period, (C) such Competing Company continues to operate the Competing Business during the Restricted Period as a separate operation, (D) such Competing Company will not be allowed access to the Confidential Information of Seller or of Parent or their respective Affiliates and employees related to the Business during the Restricted Period, (E) during the Restricted Period, neither Mike Hoffman nor James Hardeman  will perform services for such Competing Company, and (F) Seller implements reasonable internal procedures to ensure compliance with this Section 8.8(d).  Seller will provide to Purchaser prior written notice of an acquisition contemplated by Seller that is subject to the terms of this Section 8.8(d) and shall certify that Seller is in compliance with all of its obligations related to such acquisition under this Section 8.8(d).

(e)In the event that Seller or its Affiliates acquire any Competing Company during the Restricted Period, then Seller will provide Purchaser with a written notice thereof and Purchaser will have 10 days after receipt of such written notice to notify Seller in writing whether Purchaser desires to purchase the portion of the Competing Company attributable to the Competing Business from Seller on mutually agreeable terms and conditions.  If Purchaser timely notifies Seller in writing of such desire, then Purchaser and Seller shall negotiate and attempt to reach mutual agreement upon such terms and conditions for such transaction during a 30 day period of exclusive negotiations, or such longer period as mutually agreed upon by Purchaser and Seller (the “Negotiation Period”).  If Purchaser does not timely notify Seller of its interest in purchasing the Competing Business from Seller, or if upon expiration of the Negotiation Period Purchaser and Seller are unable to agree upon such terms and conditions, then Seller will have no further obligation to Purchaser under this Section 8.8(e) with respect to such acquisition other complying with its obligations set forth in Section 8.8(f).

(f)Subject to Section 8.8(e), if an acquisition is determined to breach Section 8.8(f), then Seller will have 12 months from the date of the subject acquisition to divest the Competing Business without a breach occurring.

(g)After the Closing Date, (i) Seller and its Affiliates will not disparage or defame Purchaser, its business, or any of Purchaser’s shareholders, directors, officers, employees or agents and (ii) Purchaser and its Affiliates will not disparage or defame Seller or its Affiliates, its business, or any of their respective shareholders, directors, officers, employees or agents.

(h)Section 8.8(a) shall be deemed not to be breached as a result of the consummation of any acquisition or business combination involving Parent if, following such transaction, Parent’s public shareholders shall not have a majority of the aggregate voting securities of the surviving corporation in such acquisition.

(i)It is mutually recognized and agreed that the geographical scope, the periods of restrictions and restraints imposed by this Section 8.8 are to be regarded as fair and reasonable and required for the protection of Purchaser and a significant inducement for Purchaser to enter into this Agreement and the Transactions.  It is further recognized and agreed that irreparable injury will result to Purchaser, its business and properties in the event of a breach of this covenant by Seller or any of its Affiliates, that the amount or extent of damages would be difficult if not impossible to ascertain and therefore, that any remedy at law for any breach by any of them of this covenant will be inadequate.  Accordingly, without prejudice to the rights of Purchaser to also seek such damages or other remedies available to it, Purchaser shall be entitled to equitable relief, including a temporary restraining order, an injunction, specific performance and any other relief that may be available from a court of competent jurisdiction (without any requirement to post bond) necessary to enforce the provisions of this covenant.

(j)The covenants contained in this Section 8.8 shall be construed and enforced independently of each other and independently of any other provision of this Agreement or any other understanding or agreement between the parties, and the existence of any claim or cause of action of Seller against Purchaser, of whatever nature, shall not constitute a defense to the enforcement of the covenants contained herein against Seller.  In the event that any covenant contained in this Section 8.8 should be adjudicated to exceed the geographical scope, the periods of restrictions, or other limitations permitted by applicable Law in any jurisdiction, then any court is expressly empowered to reform such covenant, and such covenant shall be deemed reformed, in such jurisdiction to the maximum geographical scope, the periods of restrictions, or other limitations permitted by applicable Law.

8.9Termination of Affiliate Services.  Each of Seller and Purchaser acknowledges and agrees that, except as otherwise expressly provided in the Transition Services Agreement, effective as of the Closing Date, all services provided to or by the Business, if any, shall cease and Seller and its Affiliates will have no further obligation to provide any such services to the Business and the Business will have no further obligation to provide any such services to Seller or its Affiliates.

8.10Customer and Other Business Relationships.  Prior to the Closing, Seller will cooperate with Purchaser to preserve the relationships with Persons having business dealings with the Business prior to the Closing (including clients, customers and suppliers and service providers). After the Closing, Seller will satisfy the Excluded Liabilities and collect the Retained Receivables in an orderly fashion. Prior to bringing any Legal Proceeding against any supplier or customer of the Business after the Closing, Seller shall give Purchaser prior written notice of the intended cause of action and the reasons therefor.

8.11Risk of Loss; Insurance.  Any loss of or damage to the Purchased Assets from fire or other casualty or cause, reasonable wear and tear excepted, prior to the Closing shall be the responsibility of Seller, and Seller shall bear the risk of loss with respect thereto.  All proceeds of insurance payable that may be collected by Seller in respect of any event that occurs on or before the Closing Date, to the extent that the proceeds are for damaged properties or assets that constitute the Purchased Assets, shall be (a) retained by Seller to the extent that Seller has repaired, restored or paid for such damage or (b) paid to Purchaser when actually received by Seller to the extent that Seller has not repaired, restored or paid for such damage.

8.12Notification.  Prior to the Closing, Seller and Parent shall promptly notify Purchaser in writing if either of them becomes aware of any fact or condition that causes or constitutes, or that would reasonably be expected to cause or constitute, a breach of any of Parent’s or Seller’s representations and warranties made as of the date of this Agreement.  Prior to the Closing, Parent and Seller also shall promptly notify Purchaser of the occurrence of any breach of any covenant of Parent or Seller in this Article VIII or of the occurrence of any event that may make the satisfaction of the conditions in Article X impossible.

8.13Creosote Council Resignation.  After the Closing Date, upon notice from Purchaser to Seller, Seller shall use commercially reasonable efforts to resign from the Creosote Council and, in due course, terminate all of Seller’s state creosote product registrations.

Article IX

EMPLOYEES AND EMPLOYEE BENEFITS

9.1Employment.

(a)Schedule 9.1(a) contains the names of all Employees as of the date of this Agreement.  Seller shall deliver to Purchaser an updated Schedule 9.1(a) at least three days prior to Closing.  Seller shall provide Purchaser the following information with respect to each Employee (which information shall be updated at least three days prior to Closing): (A) number of years of credited service with Seller, (B) job title, (C) whether such Employee is currently paid on a salaried or hourly basis and the applicable base salary or current wages, (D) target bonus information (if applicable), (E) job location, and (F) employment status (i.e., active or inactive, or absent); provided, however, that Seller’s obligation to provide such information shall be subject in all respects to, and shall be carried out in accordance with, applicable laws and any other obligations of Seller or its Affiliates to maintain the confidentiality of such information in accordance with applicable Law.

(b)Nothing in this Agreement (i) requires Purchaser to hire, or to offer to hire, any Employees of Seller, (ii) constitutes an offer to employ such Employees or (iii) requires Purchaser to pay any such persons severance pay in the event of termination of employment.  Notwithstanding the foregoing, Purchaser may make offers of employment to certain of Seller’s Employees working in the Business.  Seller shall bear any and all obligations and Liabilities under WARN resulting from employment losses as a result of the Transactions.  Prior to the Closing Date, Seller will afford Purchaser reasonable access to the general manager and supply chain and commercial manager of the Business.

(c)Neither Parent nor Seller will make any transfer of any Seller Welfare Plan asset to Purchaser.

(d)Pursuant to the “Standard Procedure” provided in section 5 of Revenue Procedure 2004-53, 2004-34 I.R.B.  320, (i) Purchaser and Seller shall report on a predecessor/successor basis as set forth therein, (ii) Seller will not be relieved from filing a Form W-2 with respect to any Employees hired by Purchaser, and (iii) Purchaser will undertake to file (or cause to be filed) a Form W-2 for each such Employee hired by Purchaser only with respect to the portion of the year during which such Employees are employed by Purchaser that includes the Closing Date, excluding the portion of such year that such Employee was employed by Seller.

Article X

CONDITIONS TO CLOSING

10.1Conditions Precedent to Obligations of Purchaser.  The obligation of Purchaser to consummate the Transactions is subject to the fulfillment, on or prior to the Closing Date, of each of the following conditions (any or all of which may be waived in writing by Purchaser in whole or in part to the extent permitted by applicable Law):

(a)the representations and warranties of Seller set forth in this Agreement or any certificate or other document furnished or to be furnished to Purchaser pursuant to this Agreement qualified as to materiality shall be true and correct, and those not so qualified shall be true and correct in all material respects, in each case, as of the date of this Agreement and as of the Closing as though made at and as of the Closing, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties qualified as to materiality shall be true and correct, and those not so qualified shall be true and correct in all material respects, on and as of such earlier date);

(b)Seller shall have performed and complied in all material respects with all obligations and agreements required in this Agreement to be performed or complied with by Seller on or prior to the Closing Date;

(c)Purchaser shall have received a certificate signed by Seller, in form and substance reasonably satisfactory to Purchaser, dated as of the Closing Date, to the effect that each of the conditions specified above in Sections 10.1(a)-(b) have been satisfied in all respects;

(d)there shall not be in effect any Order by a Governmental Body of competent jurisdiction restraining, enjoining or otherwise prohibiting the consummation of the Transactions;

(e)Seller shall have provided Purchaser with an affidavit of non-foreign status of Seller that complies with the Treasury Regulations under Section 1445 of the Code (a “FIRPTA Affidavit”), in form and substance satisfactory to Purchaser;

(f)Seller shall have delivered, or caused to be delivered, to Purchaser a duly executed bill of sale in substantially the form of Exhibit A hereto;

(g)Seller shall have delivered, or caused to be delivered, to Purchaser a duly executed assignment and assumption agreement in substantially the form of Exhibit B hereto and duly executed assignments of the registrations and applications included in the Purchased Intellectual Property, in a form reasonably acceptable to Purchaser and suitable for recording in the U.S. Patent and Trademark Office, U.S. Copyright Office or equivalent foreign agency, as applicable, and duly executed assignments of the Transferrable Permits, and general assignments of all other Purchased Intellectual Property;

(h)Seller shall have delivered, or caused to be delivered, to Purchaser a duly executed transition services agreement in substantially the form of Exhibit C hereto (the “Transition Services Agreement”);

(i)Seller shall have delivered, or caused to be delivered, to Purchaser a duly executed release agreement in substantially the form of Exhibit D hereto (the “Release”);

(j)Seller shall have delivered, or caused to be delivered, to Purchaser a duly executed assignment and assumption agreement for all data rights of Seller arising out of its participation and membership in Creosote Council I, II, or III, data compensation rights under 40 C.F.R. § 152.98 and 152.135(f), and all of Seller’s federal creosote product registrations;

(k)Seller shall have delivered, or Purchaser shall have received, all of the Required Consents and Required Governmental Consents to Purchaser at or prior to the Closing;

(l)Seller will deliver a duly executed non-compete agreement for the individual set forth on Schedule 10.1(l), in form and substance reasonably satisfactory to Purchaser;

(m)Seller shall have delivered a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of Seller certifying that attached thereto are true and complete copies of all resolutions adopted by the board of directors of Seller authorizing the execution, delivery and performance of this Agreement, the other documents contemplated by the Transactions, and the consummation of the Transactions, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the Transactions;

(n)Seller shall have delivered all instruments and documents (including payoff letters) necessary to release any and all Liens on the Purchased Assets, including appropriate UCC financing statement amendments (termination statements);

(o)there has not been, nor would there reasonably be expected to be, any material adverse change in the business, operations, assets, results of operations or condition (financial or otherwise) of the Business other than as expressly described in the schedules to this Agreement; and

(p)Seller shall have delivered, or caused to be delivered, to Purchaser such other documents as Purchaser may reasonably request.

10.2Conditions Precedent to Obligations of Seller.  The obligations of Seller to consummate the Transactions are subject to the fulfillment, prior to or on the Closing Date, of each of the following conditions (any or all of which may be waived in writing by Seller in whole or in part to the extent permitted by applicable Law):

(a)the representations and warranties of Purchaser set forth in this Agreement or any certificate or other document furnished or to be furnished to Seller pursuant to this Agreement qualified as to materiality shall be true and correct, and those not so qualified shall be true and correct in all material respects, in each case, as of the date of this Agreement and as of the Closing as though made at and as of the Closing, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties qualified as to materiality shall be true and correct, and those not so qualified shall be true and correct in all material respects, on and as of such earlier date);

(b)Purchaser shall have performed and complied in all material respects with all obligations and agreements required by this Agreement to be performed or complied with by Purchaser on or prior to the Closing Date;

(c)there shall not be in effect any Order by a Governmental Body of competent jurisdiction restraining, enjoining or otherwise prohibiting the consummation of the Transactions;

(d)Purchaser shall have wired the Purchase Price to Seller in accordance with Section 3.2;

(e)Purchaser shall have delivered, or caused to be delivered, to Seller a duly executed bill of sale in substantially the form of Exhibit A hereto;

(f)Purchaser shall have delivered, or caused to be delivered, to Seller a duly executed assignment and assumption agreement in the form attached hereto as Exhibit B hereto;

(g)Purchaser shall have delivered, or caused to be delivered, to Seller a duly executed Transition Services Agreement;

(h)Purchaser shall have delivered, or caused to be delivered, to Seller a duly executed Release; and

(i)Purchaser shall have delivered, or caused to be delivered, to Seller a duly executed assignment and assumption agreement for all data rights of Seller arising out of its participation and membership in Creosote Council I, II, or III, data compensation rights under 40 C.F.R. § 152.98 and 152.135(f), and all of Seller’s federal creosote product registrations.

Article XI

INDEMNIFICATION

11.1Survival of Representations and Warranties.  The representations and warranties of the parties contained in this Agreement, any certificate delivered pursuant hereto or any Seller Document or Purchaser Document shall survive the Closing (as applicable, the “Survival Period”) through and including the fifteen month anniversary of the Closing Date; provided, that (a) the representations and warranties of Parent and Seller contained in Sections 5.1, 5.2, 5.5, 5.17, 6.1, 6.2, and 6.5 (collectively, the “Fundamental Representations”) shall survive indefinitely following the Closing Date and (b) the representations and warranties of Seller in Sections 5.7 and 5.15 shall survive for a period of 60 days following the expiration of the applicable statute of limitations relating thereto. Notwithstanding the foregoing or any other generally applicable statute of limitations, any obligations under Sections 11.2(a)(i) and 11.2(b)(i) shall not terminate with respect to any Losses as to which the Person to be indemnified shall have given notice (stating in reasonable detail the basis of the claim for indemnification) to the indemnifying party in accordance with Section 11.3(a) before the termination of the applicable Survival Period.  All covenants and agreements of the parties contained herein shall survive the Closing indefinitely or for such shorter period expressly provided therein.   Notwithstanding any other provision of this Agreement, the expiration of any Survival Period hereunder shall not be construed in a manner that would make any Excluded Liability an Assumed Liability for purposes of this Agreement.

11.2Indemnification.

(a)From and after the Closing, subject to Sections 11.1 and 11.4 hereof, Seller and Parent each hereby agrees to jointly and severally indemnify and hold Purchaser and its Affiliates and their respective directors, managers, officers, employees, equity holders, members, partners, agents, attorneys, representatives, successors and assigns (collectively, the “Purchaser Indemnified Parties”) harmless from and against, and pay to the applicable Purchaser Indemnified Parties the amount of, any and all losses, liabilities, claims, obligations, deficiencies, demands, judgments, damages (excluding indirect damages, meaning any consequential, speculative, or punitive damages, except to the extent arising from a Third Party Claim), interest, fines, penalties, claims, suits, actions, causes of action, assessments, awards, costs and expenses (including costs of investigation and defense and attorneys’ and other professionals’ fees and including those arising under Environmental Law), whether or not involving a Third Party Claim (individually, a “Loss” and, collectively, “Losses”) to the extent based upon, attributable to or resulting from:

(i)any breach of the representations or warranties made by any of Parent or Seller in this Agreement or any certificate or other document furnished or to be furnished to Purchaser pursuant to this Agreement;

(ii)any breach of any covenant or other agreement on the part of any of Parent or Seller under this Agreement;

(iii)any Excluded Asset or any Excluded Liability or the operation of the Business by Seller on or prior to the Closing; or

(iv)any event, condition, circumstance, activity, practice, incident, action, or omission initially existing or occurring (or alleged to have occurred) prior to the Closing relating to or involving in any way Seller or the Business, including any pending or threatened (at any time prior to Closing) Legal Proceeding involving Seller or the Business and relating to any such event, condition, circumstance, activity, practice, incident, action, or omission.

(b)From and after the Closing and subject to Sections 11.1 and 11.4, Purchaser hereby agrees to indemnify and hold Seller, Parent and their respective Affiliates, equity holders, directors, officers, employees, members, partners, agents, attorneys, representatives, successors and permitted assigns (collectively, the “Seller Indemnified Parties”) harmless from and against, and pay to the applicable Seller Indemnified Parties the amount of, any and all Losses based upon, attributable to or resulting from:

(i)any breach of the representations or warranties made by Purchaser in this Agreement or any certificate or other document furnished or to be furnished to Seller pursuant to this Agreement;

(ii)any breach of any covenant or other agreement on the part of Purchaser under this Agreement; or

(iii)any Assumed Liability or the operation of the Business by Purchaser after the Closing.

11.3Indemnification Procedures.

(a)A claim for indemnification for Losses for any matter not involving a Third Party Claim may be asserted by notice to the party from whom indemnification is sought.

(b)In the event that any Legal Proceedings shall be instituted or that any claim or demand shall be asserted by any third party in respect of which indemnification may be sought under Section 11.2 (regardless of the limitations set forth in Section 11.4) (a “Third Party Claim”), the indemnified party shall promptly cause written notice of the assertion of any Third Party Claim of which it has knowledge which is covered by this indemnity to be forwarded to the indemnifying party.  The failure of the indemnified party to give reasonably prompt notice of any Third Party Claim shall not release, waive or otherwise affect the indemnifying party’s obligations with respect thereto except to the extent that the indemnifying party can demonstrate actual material loss and prejudice as a result of such failure.  Subject to the provisions of this Section 11.3, the indemnifying party shall have the right, at its sole expense, to be represented by counsel of its choice, which must be reasonably satisfactory to the indemnified party, and to defend against, negotiate, settle or otherwise deal with any Third Party Claim which relates to any Losses indemnified against by it hereunder.  If the indemnifying party elects to defend against, negotiate, settle or otherwise deal with any Third Party Claim which relates to any Losses indemnified against by it hereunder, it shall within 20 days of the indemnified party’s written notice of the assertion of such Third Party Claim (or sooner, if the nature of the Third Party Claim so requires) notify the indemnified party of its intent to do so.  If the indemnifying party elects not to defend against, negotiate, settle or otherwise deal with any Third Party Claim which relates to any Losses indemnified against by it hereunder or contests its obligation to indemnify the indemnified party for such Losses under this Agreement, the indemnified party may defend against, negotiate, settle or otherwise deal with such Third Party Claim.  If the indemnified party defends any Third Party Claim, then the indemnifying party shall reimburse the indemnified party for the expenses of defending such Third Party Claim upon submission of periodic bills.  If the indemnifying party shall assume the defense of any Third Party Claim, the indemnified party may participate, at his or its own expense, in the defense of such Third Party Claim; provided, that such indemnified party shall be entitled to participate in any such defense with separate counsel at the expense of the indemnifying party if in the reasonable opinion of counsel to the indemnified party, a conflict or potential conflict exists between the indemnified party and the indemnifying party that would make such separate representation advisable; and provided, further, that the indemnifying party shall not be required to pay for more than one such counsel for all indemnified parties in connection with any Third Party Claim.  Each party hereto agrees to provide reasonable access to each other party to such documents and information as may be reasonably requested in connection with the defense, negotiation or settlement of any such Third Party Claim.  Notwithstanding anything in this Section 11.3 to the contrary, neither the indemnifying party nor the indemnified party shall, without the prior written consent of the other party, settle or compromise any Third Party Claim or permit a default or consent to entry of any judgment unless the claimant (or claimants) and such party provide to such other party an unqualified release from all Liability in respect of the Third Party Claim and such settlement or compromise does not lead to the creation of a financial or other obligation on the part of the indemnified party.  If the indemnifying party makes any payment on any Third Party Claim, the indemnifying party shall be subrogated, to the extent of such payment, to all rights and remedies of the indemnified party to any insurance benefits or other claims of the indemnified party with respect to such Third Party Claim.

(c)After any final decision, judgment or award shall have been rendered by a Governmental Body of competent jurisdiction and the expiration of the time in which to appeal therefrom, or a settlement shall have been consummated, or the indemnified party and the indemnifying party shall have arrived at a mutually binding agreement, in each case with respect to a Third Party Claim hereunder, the indemnified party shall forward to the indemnifying party notice of any sums due and owing by the indemnifying party pursuant to this Agreement with respect to such matter and the indemnifying party shall pay all of such remaining sums so due and owing to the indemnified party.

11.4Limitations on Indemnification for Breaches or Inaccuracies of Representations and Warranties.

(a)An indemnifying party shall not have any liability under Section 11.2(a)(i) or 11.2(b)(i) hereof for any Loss incurred by the indemnified parties and indemnifiable hereunder unless the amount of Losses attributable to any single matter or series of related or similar indemnifiable matters exceeds $25,000 (the “Minimum Loss”) and, in such event, the indemnifying party shall, subject to Section 11.4(b), be required to pay the full amount of such Minimum Loss.

(b)An indemnifying party shall not have any liability under Section 11.2(a)(i) or 11.2(b)(i) hereof unless the aggregate amount of Losses incurred by the indemnified parties and indemnifiable hereunder exceeds $200,000 (the “Deductible”) and, in such event, the indemnifying party shall be required to pay the aggregate amount of Minimum Losses less the amount of the Deductible.

(c)Neither Seller nor Purchaser shall be required to indemnify any Person under Section 11.2(a)(i) or 11.2(b)(i) for an aggregate amount of Losses exceeding $3,000,000 (the “Cap”).

(d)Notwithstanding the foregoing, the limitations set forth in Sections 11.4(a), 11.4(b) and 11.4(c) shall not apply to Losses based upon, arising out of, or with respect to or by reason of (i) any breach of any Fundamental Representation or (ii) fraud or intentional misconduct.  If any representation or warranty contained in this Agreement is qualified or limited based on materiality, including the terms “material,” “material adverse effect,” or “material adverse change,” (except with respect to the representations and warranties in Sections 5.4(a), 5.6(c), 5.22, and reference to the terms “Material Contract”), such qualification or limitation shall be disregarded solely for purposes of this Article XI.

11.5Tax Treatment of Indemnity Payments.  To the extent permitted by Law, Seller and Purchaser agree to treat any indemnity payment made pursuant to this Article XI as an adjustment to the Purchase Price for all Tax purposes.

11.6Sole Remedy.  THIS AGREEMENT CONTAINS THE SOLE AND EXCLUSIVE REMEDY, WHETHER UNDER THIS AGREEMENT OR OTHERWISE, FOR PURCHASER AND PURCHASER INDEMNIFIED PARTIES AGAINST SELLER AND SELLER INDEMNIFIED PARTIES WITH RESPECT TO ANY AND ALL LOSSES INCURRED REGARDING, OR CLAIMS RELATING TO OR ARISING FROM, ENVIRONMENTAL MATTERS OR ENVIRONMENTAL LAW (INCLUDING, WITHOUT LIMITATION, THOSE RELATED TO (A) REMEDIATION, (B) THE ENVIRONMENTAL CONDITION OF THE PURCHASED ASSETS OR SELLER’S PROPERTIES, AND (C) HAZARDOUS MATERIALS OR VIOLATIONS OF ENVIRONMENTAL LAW), AND PURCHASER AND PURCHASER INDEMNIFIED PARTIES HEREBY EXPRESSLY AND KNOWINGLY RELEASE AND WAIVE ANY RIGHT TO SEEK ANY OTHER FORM OF RECOURSE AGAINST EACH OTHER WITH RESPECT TO THESE MATTERS,

WHETHER CONTRACTUAL, AT LAW OR IN EQUITY, INCLUDING, BUT NOT LIMITED TO, COMMON LAW AND STATUTORY REMEDIES (INCLUDING, BUT NOT LIMITED TO, REMEDIES UNDER CERCLA AND ANY OTHER ENVIRONMENTAL LAW).  TO THE EXTENT THAT THIS SECTION 11.6 IS FOUND TO BE IN CONFLICT WITH OR INCONSISTENT WITH ANY OTHER PROVISION OF THIS AGREEMENT, THE PROVISIONS OF THIS SECTION 11.6 SHALL CONTROL.

Article XII

TAXES

12.1Prorations.  All real property taxes, personal property taxes, or ad valorem obligations and similar recurring taxes and fees on the Purchased Assets for taxable periods beginning before, and ending after, the Closing Date, shall be prorated between Purchaser and Seller as of the Closing Date based on the number of days in such taxable period after the Closing Date or the number of days in such taxable period prior to and including the Closing Date, as the case may be.  Seller shall be responsible for all such taxes and fees on the Purchased Assets accruing during any period up to and including the Closing Date.  Purchaser shall be responsible for all such taxes and fees on the Purchased Assets accruing during any period after the Closing Date.  With respect to Taxes of the type described in this Section 12.1, Seller shall timely file all Tax Returns due on or before the Closing Date with respect to such Taxes, and Purchaser shall prepare and timely file all Tax Returns due after the Closing Date with respect to such Taxes.  If one party remits to the appropriate Taxing Authority payment for Taxes, which are subject to proration under this Section 12.1 and such payment includes any portion of the other party’s share of such Taxes, such other party shall promptly reimburse the remitting party for such amount of its share of such Taxes so remitted by the remitting party.

12.2Cooperation on Tax Matters.  Purchaser and Seller shall furnish or cause to be furnished to each other, as promptly as practicable, such information and assistance relating to the Purchased Assets and the Assumed Liabilities as is reasonably necessary for the preparation and filing of any Tax Return, claim for refund or other filings relating to Tax matters, including to confirm that the Transactions qualify for treatment in Texas as an occasional sale exempt from Texas sales tax, including pursuant to Texas Tax Code § 151.304 and 34 Texas Administrative Code § 3.316 and in Louisiana as an occasional and isolated sale by a person who does not hold himself out as engaged in the business of making such sales, including pursuant to 47 Louisiana Revised Statutes § 301 and 61 Louisiana Administrative Code § 4301, for the preparation for any Tax audit, for the preparation for any Tax protest, and for the prosecution or defense of any suit or other proceeding relating to Tax matters.

Article XIII

MISCELLANEOUS

13.1Expenses.  Except as otherwise provided in this Agreement, each of Seller and Purchaser shall bear its own expenses incurred in connection with the negotiation and execution of this Agreement and each other agreement, document and instrument contemplated by this Agreement and the consummation of the Transactions.

13.2Consent to Service of Process.  Each of the parties hereto hereby consents to process being served by any party to this Agreement in any suit, action or proceeding by the delivery of a copy thereof in accordance with the provisions of Section 13.5.

13.3Entire Agreement; Amendments and Waivers.  This Agreement (including the schedules and exhibits hereto), the Seller Documents and the Purchaser Documents represent the entire understanding and agreement between the parties hereto with respect to the subject matter hereof and can be amended, supplemented or changed, and any provision hereof can be waived, only by written instrument making specific reference to this Agreement signed by the party against whom enforcement of any such amendment, supplement, modification or waiver is sought.  No action taken pursuant to this Agreement, including any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representation, warranty, covenant or agreement contained herein.  The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach.  No failure on the part of any party to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such party preclude any other or further exercise thereof or the exercise of any other right, power or remedy.  All remedies hereunder are cumulative and are not exclusive of any other remedies provided by Law.

13.4Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania applicable to contracts made and performed in such State.

13.5Notices.  All notices and other communications under this Agreement shall be in writing and shall be deemed given (i) when delivered personally by hand (with written confirmation of receipt), (ii) when sent by fax (with written confirmation of transmission) or (iii) one Business Day following the day sent by overnight courier (with written confirmation of receipt), in each case at the following addresses and fax numbers (or to such other address or fax number as a party may have specified by notice given to the other party pursuant to this provision):

If to Seller, to:

KMG-Bernuth, Inc.

9555 W.  Sam Houston Parkway S.

Suite 600

Houston, TX 77099

Attention: Roger Jackson

Fax: (713) 600-3850

With a copy (which shall not constitute notice) to:

Haynes and Boone, LLP

1221 McKinney, Suite 2100

Houston, Texas 77010

Attention: Bill Nelson

Fax: (713) 236-5557

If to Purchaser, to:

Koppers Inc.

436 Seventh Avenue

Pittsburgh, PA 15219-1800

Fax: (412) 227-2518

Attention: Chief Operating Officer

With a copy (which shall not constitute notice) to:

K&L Gates LLP

210 Sixth Avenue, Suite 1200

Pittsburgh, PA 15222

Attention: David A.  Edgar

Fax: (412) 355-6501

13.6Severability.  If any term or other provision of this Agreement is invalid, illegal, or incapable of being enforced by any Law or public policy, all other terms or provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any party.  Upon such determination that any term or other provision is invalid, illegal, or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the Transactions are consummated as originally contemplated to the greatest extent possible.

13.7Binding Effect; Assignment.  This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns.  Nothing in this Agreement shall create or be deemed to create any third party beneficiary rights in any person or entity not a party to this Agreement except as provided in Section 11.2.  No assignment of this Agreement or of any rights or obligations hereunder may be made by either Seller or Purchaser (by operation of Law or otherwise) without the prior written consent of the other parties hereto and any attempted assignment without the required consents shall be void; provided, that Purchaser may assign all or any portion of its rights under this Agreement to a purchaser of substantially all of the assets of the Business or one or more of its direct or indirect wholly-owned subsidiaries.

13.8Counterparts.  This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective duly authorized officers, as of the date first written above.

PURCHASER:

KOPPERS INC.

By:	/s/ Stephen R. Lacy
Name: Stephen R. Lacy
Title: Senior Vice President, Administration, General Counsel and Secretary

SELLER:

KMG-BERNUTH, INC.

By:	/s/ Christopher T. Fraser
Name: Christopher T. Fraser
Title: President and CEO

PARENT:

KMG CHEMICALS, INC.

By:	/s/ Christopher T. Fraser
Name: Christopher T. Fraser
Title: President and CEO